Exhibit 99.1

Selected Financial Data of AWA

     The selected financial data presented below under the captions “Statements of Operations Data” and “Balance Sheet Data” as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are derived from the audited financial statements of AWA. Amounts presented reflect AWA’s financial position and results of operations as if The Leisure Company (“TLC”) had been merged into AWA for all periods presented. See Item 5 “Results of Operations and Financial Condition”. The selected financial data should be read in conjunction with the financial statements for the respective periods, the related notes and the related reports of independent registered public accounting firms.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Statements of operations data:
Operating revenues	$2,253,817	$2,046,563	$2,065,488	$2,343,858	$2,210,742
Operating expenses (a)	2,216,979	2,203,435	2,480,164	2,351,824	2,001,309
Operating income (loss)	36,838	(156,872)	(414,676)	(7,966)	209,433
Income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle(b)	61,400	(212,021)	(320,314)	30,718	212,329
Income taxes (benefit)	114	(30,544)	(79,513)	22,277	89,361
Income (loss) before cumulative effect of change in accounting principle	61,286	(181,477)	(240,801)	8,441	122,968
Net income (loss)	61,286	(389,700)	(240,801)	8,441	122,968
Balance sheet data (at end of period):
Total assets	$1,859,469	$1,697,943	$1,763,998	$1,859,864	$1,728,980
Long-term debt, less current maturities	688,965	700,983	224,551	145,578	155,168
Total stockholder’s equity	384,599	312,833	666,509	904,812	897,479

(a)	Includes $15.6 million of special charges in 2003 resulting from the elimination of AWA’s hub operations in Columbus, Ohio ($11.1 million), the reduction-in-force of certain management, professional and administrative employees ($1.9 million), the impairment of certain owned Boeing 737-200 aircraft that have been grounded ($2.6 million) offset by a $1.1 million reduction of special charges due to a revision of the estimated costs related to the early termination of certain aircraft leases and a $0.5 million reduction related to the revision of estimated costs associated with the sale and leaseback of certain aircraft. The 2002 period includes $19.0 million of special charges primarily related to the restructuring completed on January 18, 2002, resulting from the events of September 11, 2001. The 2001 period includes $141.6 million of special charges related to the impairment of reorganization value in excess of amounts allocable to identifiable assets (“ERV”) and owned aircraft and engines, as well as the earlier-than-planned return of seven leased aircraft and severance expenses following a reduction-in-force in 2001. See Note 13, “Special Charges” in Notes to Financial Statements.

(b)	Includes federal government assistance of $81.3 million recognized in 2003 as nonoperating income under the Emergency Wartime Supplemental Appropriations Act and $8.5 million and $108.2 million recognized in 2002 and 2001, respectively, as nonoperating income under the Air Transportation Safety and System Stabilization Act. See Note 14, “Nonoperating Income (Expenses) - Other, Net” in Notes to Financial Statements.

(c)	The 2002 period includes the Cumulative Effect of Change in Accounting Principle.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2003 in Review

     Overview

     Since September 11, 2001, the U.S. domestic airline industry has experienced an unprecedented financial crisis caused by the combination of the terrorist attacks of September 11, 2001 and soft economic conditions. Although the demand for air travel improved during 2003 as compared to 2002, the airline industry, as a whole, continued to suffer losses as a result of reduced demand for air travel coupled with an increase in costs resulting from enhanced security measures, aviation-related insurance and higher jet fuel prices. In response to these difficult industry conditions, we completed a financial restructuring in 2002 that included a $429 million loan supported by a $380 million government loan guarantee, introduced a business-friendly pricing structure and lowered our cost structure.

     In 2003, we continued to focus on lowering our cost structure and providing outstanding customer service. We also began positioning our airline as a low cost carrier; unlike most other low cost carriers, we continued, and will continue, to offer many of the full service amenities, such as first class seating, an award winning frequent flyer program, FlightFund, and assigned seating, that the major airlines offer. We believe that leisure and business customers will continue to prefer to travel on low cost carriers and that our full service amenities give us a competitive advantage over other low cost carriers. During 2003, we benefited from the following:

•	More rational capacity in the markets served by AWA as a result of industry capacity declines over the past year;

•	Aggressive yield management during the peak summer travel period;

•	Continued favorable customer response and growth in business traffic as a result of our business-friendly fare structure; and

•	Continued strong operational performance.

     As a result, we reported dramatically improved financial results for 2003. Our reported net income was $57.4 million in 2003 compared to a loss before the cumulative effect of a change in accounting principle of $179.7 million in 2002.

     In addition, our liquidity improved due to the improvement in operating cash flow, the receipt of $81.3 million from the federal government for reimbursement of security fees and through the private placements in July and August of 2003 of approximately $86.8 million issue price of senior exchangeable notes. AWA ended 2003 with the highest cash balances in Company history. Finally, after extensive negotiations, we signed a three-year agreement with the Air Line Pilots Association (“ALPA”) on December 30, 2003.

     Cost Control

     We are committed to maintaining a low cost structure, which we believe offers a significant competitive advantage over other major hub-and-spoke airlines in the United States. In 2003, we maintained the lowest operating cost per available seat mile, or CASM, of all the other major hub-and-spoke airlines in the United States and remained competitive with the major point-to-point airline, Southwest Airlines. Our CASM was 7.95 cents in 2003, which included approximately $19.7 million, or 0.07 cents per available seat mile, of charges associated with the execution of a new labor agreement with ALPA and $14.0 million, or 0.05 cents per available seat mile, of net charges associated with the elimination of our hub operations in Columbus, Ohio, the reduction-in-force of certain management, professional and administrative employees and the impairment of certain owned Boeing 737-200 aircraft that have been grounded. As a result of an increase in total available seat miles of 3.3% and decreases in distribution and maintenance materials costs and continued management focus on cost control, CASM for 2003 decreased by 2.6%, or 0.21 cents per available seat mile, as compared to 2002.

     In light of the current industry environment, we continue to focus on minimizing capital expenditures and prudent spending for discretionary expenses.

     Revised Pricing Structure

     In an effort to maximize revenue and increase business traffic, we eliminated our historic pricing structure in March 2002 and replaced it with a simplified structure, the primary components of which include reduced business fares (typically 40-75% below the walkup prices on major network carriers), elimination of Saturday night stay requirements and more fares available on a one-way basis. At the same time, we significantly reduced the number and level of highly discounted fares available through off-tariff channels. Immediately following the introduction of the new fare structure, higher-cost competitors placed extremely low prices in our non-stop markets and Continental Airlines cancelled its long-standing code share and frequent flyer agreements with us. Despite these actions, we believe our year-over-year domestic unit revenue performance has been significantly better than the industry average since the new structure was introduced and the net effect on revenue of our revised pricing structure has been significantly positive.

     In February 2004, we announced another change in our pricing structure to make flying first class more affordable for both business and leisure travelers. This new first class fare structure features nonrefundable first class fares that are up to 70% lower than the industry’s traditional first class fares. We believe that the revised first class fare structure will exploit our competitive advantages over both the major airlines, as their higher cost structures may prevent them from reducing their first class fares to match ours in a profitable manner, and the other low cost carriers, as many of them do not have first class cabins.

     Customer Service

     We believe that an emphasis on customer service is essential to growing our business and leisure traffic. Therefore, we are committed to building a successful airline by taking care of our customers. During 2003, we continued to build on the customer service and reliability initiatives that we first implemented in 2000. Largely as a result of our continued focus on providing safe, reliable and convenient customer service, we continued to see positive trends in our key statistics.

     AWA reported the following operating statistics to the U.S. Department of Transportation (“DOT”) for 2003, 2002 and 2001:

				Percent Change	Percent Change
	2003	2002	2001	2003 – 2002	2003 – 2001
On-time performance (a)	82.0	82.9	74.8	(1.1)	9.6
Completion factor (b)	99.0	99.0	97.0	—	2.1
Mishandled baggage (c)	3.28	3.55	4.22	(7.6)	(22.3)
Customer complaints (d)	0.87	1.63	3.72	(46.6)	(76.6)

(a)	Percentage of reported flight operations arriving on time.

(b)	Percentage of scheduled flight operations completed.

(c)	Rate of mishandled baggage reports per 1,000 passengers.

(d)	Rate of customer complaints filed with the DOT per 100,000 passengers.

     The positive operating trends reflected in the above table resulted in AWA being ranked in the top three major airlines for either on-time performance or customer complaints for June, July, August, September and December 2003 as reported in the DOT Air Travel Consumer Report. As a result, AWA employees received a $50 bonus payment for meeting established operating goals for each of the five months. For June and July 2003, AWA ranked in the top three major airlines in all operating statistics.

2004 Outlook

     In 2004, we plan to build on our success in 2003 in repositioning the Airline as a low cost carrier, increasing our liquidity and stabilizing our labor costs. During 2004, we plan to increase capacity by 8 – 10% through higher utilization and the addition of five A320 aircraft and one A319 aircraft, offset in part by the retirement of all eight 737-200 aircraft from our fleet. We also expect to focus on reducing our CASM, excluding fuel, using our competitive advantages to position ourselves as a premier low cost carrier and strengthening our balance sheet. The challenges we face in 2004, however, continue to be considerable, including:

•	uncertain economic conditions and instability generated by terrorism and military action in Iraq and Afghanistan;

•	increased competition from other established low cost carriers and from the low cost carriers recently launched by United and Delta;

•	increased expenses due to the recently signed pilots agreement, high fuel costs, increased healthcare costs and scheduled engine overhauls; and

•	significant debt repayment obligations, including loan repayments of approximately $85.8 million on the government guaranteed loan, and payments of approximately $188.0 million in respect of our off-balance sheet aircraft financing vehicles in 2004.

     Despite these challenges, we expect to report a profit for the full year in 2004. Although there can be no assurances, we believe that cash flow from operating activities coupled with existing cash balances and financing commitments will be adequate to fund our operating and capital needs as well as enable us to maintain compliance with our various debt agreements through at least December 31, 2004. However, our operating and financial performance in 2004 continues to be subject to significant risks and uncertainties, including our ability to meet the challenges set forth above, and the risks discussed under “Business — Risk Factors Relating to America West and

Industry Related Risks” above.

Results of Operations

     Summary of Holdings’ Financial Results

     Holdings recorded consolidated net income of $57.4 million in 2003, or diluted earnings per share of $1.29. This compares to a consolidated loss before the cumulative effect of a change in accounting principle of $179.7 million, or $5.33 per diluted share, in 2002. Including the cumulative effect of a change in accounting principle related to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, Holdings’ net loss for 2002 was $387.9 million, or $11.50 per diluted share. The 2003 results include a nonoperating gain of $81.3 million related to the federal government assistance received under the Emergency Wartime Supplemental Appropriations Act, a $9.8 million nonoperating gain on sale of the Company’s investment in Hotwire.com and a $3.3 million nonoperating gain on sale of the Company’s investment in National Leisure Group. See Note 14, “Nonoperating Income (Expenses) – Other, Net” in Notes to Financial Statements.

     The 2003 results also include an operating gain of $4.4 million related to the purchase and subsequent exchange of an A320 airframe and a $2.8 million operating gain related to the settlement of disputed billings under the Company’s frequent flyer program. These gains were offset in part by $19.7 million of charges related to the execution of a new labor agreement with ALPA and net special charges of $14.4 million. The special charges resulted from the elimination of AWA’s hub operations in Columbus, Ohio ($11.1 million), the reduction-in-force of certain management, professional and administrative employees ($2.3 million) and the impairment of certain owned Boeing 737-200 aircraft that have been grounded ($2.6 million), offset by a $1.1 million reduction due to a revision of the estimated costs related to the early termination of certain aircraft leases and a $0.5 million reduction related to the revision of estimated costs associated with the sale and leaseback of certain aircraft. See Note 13, “Special Charges” in Notes to Financial Statements.

     The 2002 results include special charges of $19.0 million primarily related to the restructuring completed on January 18, 2002 and an operating gain of $4.9 million related to a change in the Company’s vacation policy for certain administrative employees. The Company also recognized a nonoperating charge of $2.8 million related to the write-off of the Company’s investment in an e-commerce entity and a nonoperating gain of $8.5 million related to the federal government assistance received under the Air Transportation Safety and System Stabilization Act in 2002. Consolidated income tax expense for financial reporting purposes was $0.1 million for 2003 on pretax income of $57.5 million. This compares to a consolidated income tax benefit for financial reporting purposes of $35.1 million for the 2002 period on a consolidated loss before income tax benefit and cumulative effect of a change in accounting principle of $214.8 million. The benefit in 2002 is primarily due to additional carryback losses made available as a result of the enactment of new tax legislation allowing an extended carryback period under the Job Creation and Workers Assistance Act of 2002.

     In 2001, the Company recognized a consolidated net loss of $249.9 million and income tax benefit of $74.5 million. Diluted loss per share for 2001 was $7.42.

AWA

     The following discussion provides an analysis of AWA’s results of operations and reasons for material changes therein for the years ended December 31, 2003, 2002 and 2001.

AMERICA WEST AIRLINES, INC.
Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Operating revenues:
Passenger	$2,113,629	$1,929,444	$1,941,877
Cargo	26,914	27,574	33,824
Other	113,274	89,545	89,787

Total operating revenues	2,253,817	2,046,563	2,065,488

Operating expenses:
Salaries and related costs	658,042	601,870	610,654
Aircraft rents	297,518	295,016	355,517
Other rents and landing fees	154,598	158,290	140,462
Aircraft fuel	365,250	299,940	343,224
Agency commissions	34,457	49,953	89,163
Aircraft maintenance materials and repairs	223,266	252,691	257,939
Depreciation and amortization	66,865	75,201	64,573
Amortization of reorganization value in excess of amounts allocable to identifiable assets	—	—	21,496
Special charges	14,370	19,030	141,638
Other	402,613	451,444	455,498

Total operating expenses	2,216,979	2,203,435	2,480,164

Operating income (loss)	36,838	(156,872)	(414,676)

Nonoperating income (expenses):
Interest income	13,249	17,551	23,743
Interest expense, net	(86,743)	(79,529)	(35,460)
Federal government assistance	81,255	8,466	108,246
Gain (loss) on disposition of property and equipment	151	(1,835)	(3,000)
Gain on sale of investment	9,762	—	—
Other, net	6,888	198	833

Total nonoperating income (expenses), net	24,562	(55,149)	94,362

Income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle	$61,400	$(212,021)	$(320,314)

     The table below sets forth selected operating data for AWA.

	Year Ended December 31,			Percent Change		Percent Change
	2003	2002	2001	2003-2002		2002-2001
Aircraft (end of period)	139	143	146	(2.8)		(2.0)
Average daily aircraft utilization (hours) (a)	10.1	9.6	9.7	5.2		(1.0)
Available seat miles (in millions)(b)	27,888	27,008	26,539	3.3		1.8
Block hours (in thousands) (c)	519	505	508	2.8		(0.6)
Average stage length (miles) (d)	1,005	949	894	5.9		6.2
Average passenger journey (miles) (e)	1,564	1,434	1,325	9.1		8.2
Revenue passenger miles (in millions) (f)	21,295	19,878	19,074	7.1		4.2
Load factor (percent) (g)	76.4	73.6	71.9	2.8	pts	1.7	pts
Passenger enplanements (in thousands) (h)	20,050	19,454	19,576	3.1		(0.6)
Yield per revenue passenger mile (cents) (i)	9.93	9.71	10.18	2.3		(4.6)
Revenue per available seat mile:
Passenger (cents) (j)	7.58	7.14	7.32	6.2		(2.5)
Total (cents) (k)	7.94	7.45	7.61	6.6		(2.1)
Fuel consumption (gallons in millions)	423	411	414	2.9		(0.7)
Average fuel price (cents per gallon)	86.4	73.1	83.0	18.2		(11.9)
Full-time equivalent employees (end of period)	11,475	12,111	11,517	(5.3)		5.2

(a)	Average daily aircraft utilization – The average number of block hours per day for all aircraft in service.

(b)	Available seat mile (“ASM”) – A basic measure of production. It is one seat flown one statute mile.

(c)	Block hours – The hours measured from the moment an aircraft first moves under its own power, including taxi time, for the purposes of flight until the aircraft is docked at the next point of landing and its power is shut down.

(d)	Average stage length – The average of the distances flown on each segment of every route.

(e)	Average passenger journey – The average one-way trip measured in statute miles for one passenger origination.

(f)	Revenue passenger mile (“RPM”) – A basic measure of sales volume. It is one passenger flown one mile.

(g)	Load factor – The percentage of available seats that are filled with revenue passengers.

(h)	Passenger enplanements – The number of passengers on board an aircraft including local, connecting and through passengers.

(i)	Yield – A measure of airline revenue derived by dividing passenger revenue by revenue passenger miles and expressed in cents per mile.

(j)	Passenger revenue per available seat mile (“RASM”) – Total passenger revenues divided by total available seat miles.

(k)	Total revenue per available seat mile – Total operating revenues divided by total available seat miles.

     The table below sets forth the major components of CASM for AWA for the applicable years.

	Year Ended December 31,			Percent Change	Percent Change
	2003	2002	2001	2003-2002	2002-2001
		(in cents)
Salaries and related costs	2.36	2.23	2.30	5.9	(3.1)
Aircraft rents	1.07	1.09	1.34	(2.3)	(18.5)
Other rents and landing fees	0.55	0.59	0.53	(5.4)	10.7
Aircraft fuel	1.31	1.11	1.29	17.9	(14.1)
Agency commissions	0.12	0.18	0.34	(33.2)	(45.0)
Aircraft maintenance materials and repairs	0.80	0.94	0.97	(14.4)	(3.7)
Depreciation and amortization	0.24	0.28	0.24	(13.9)	14.4
Amortization of reorganization value in excess of amounts allocable to identifiable assets	—	—	0.09	—	(100.0)
Special charges	0.05	0.07	0.53	(26.9)	(86.8)
Other	1.45	1.67	1.72	(13.6)	(2.6)

	7.95	8.16	9.35	(2.6)	(12.7)

     2003 Compared with 2002

     AWA recorded operating income of $36.8 million in 2003 compared to an operating loss of $156.9 million in 2002. Income before income taxes was $61.4 million in 2003 compared to a loss before income taxes and the cumulative effect of a change in accounting principle of $212.0 million in 2002.

     Total operating revenues for 2003 were $2.3 billion. Passenger revenues were $2.1 billion in 2003 compared to $1.9 billion in 2002. A 7.1% increase in RPMs exceeded a 3.3% increase in capacity, as measured by ASMs, resulting in a 2.8 point increase in load factor to 76.4%. RASM during 2003 increased 6.2 percent to 7.58 cents, despite a 5.9 percent increase in average stage length, while yields improved 2.3 percent to 9.93 cents. Cargo revenues for 2003 decreased $0.7 million (2.4%) due to lower freight and mail volumes. Other revenues, which consist primarily of tour package net sales, alcoholic beverage sales, contract service sales, service charges and Mesa Airlines’ net revenues, increased $23.7 million (26.5%) due to increased net revenues from AWA’s code sharing agreement with Mesa Airlines, higher excess baggage revenue and higher ticket refund and reissue penalty fees for ticketing changes.

     Operating expenses, including special charges of $14.4 million and $19.1 million recognized in 2003 and 2002, respectively, (see Note 13, “Special Charges” in Notes to Financial Statements) increased $13.5 million or 0.6%, while ASMs increased 3.3% in 2003 as compared to 2002. As a result, CASM decreased 2.6% to 7.95 cents in 2003 from 8.16 cents in 2002. Significant changes in the components of operating expense per ASM are explained as follows:

•	Salaries and related costs per ASM increased 5.9% primarily due to an increase in the accrual for employee performance bonuses and AWArd Pay ($20.1 million), charges related to the execution of a new labor agreement between AWA and ALPA ($19.7 million), higher medical, disability and workers’ compensation insurance costs ($6.7 million), vacation expense due to a change in the Company’s vacation policy for certain administrative employees in 2002 ($6.2 million) and DOT on-time performance bonuses ($2.3 million). These increases were offset in part by a 5.3% decrease in full-time equivalent employees (“FTE”) in 2003 as compared to 2002, driven by the Company’s decision to eliminate its Columbus hub operations and the reduction-in-force of management, administrative and professional employees.

•	Aircraft rent expense per ASM decreased 2.3% due to a reduction of rental rates as a result of lease extensions that occurred in 2003.

•	Other rents and landing fees expense per ASM decreased 5.4% due primarily to lower costs for borrowed parts ($5.6 million) and other space rental ($1.3 million). This decrease was offset in part by higher airport rent ($1.5 million) and landing fees ($1.4 million).

•	Aircraft fuel expense per ASM increased 17.9% due primarily to an 18.2% increase in the average price per gallon of fuel to 86.4 cents in 2003 from 73.1 cents in 2002.

•	Agency commissions expense per ASM decreased 33.2% due primarily to the elimination of base commissions for travel agency tickets issued in the United States, effective March 21, 2002, subsequent reductions in various travel agency incentive programs and lower override commissions.

•	Aircraft maintenance materials and repair expense per ASM decreased 14.4% due primarily to lower aircraft C-Check ($10.1 million), airframe maintenance ($3.1 million), and engine overhaul ($2.9 million) expenses and the 3.3% increase in ASMs. In addition, a change in the estimated useful life of certain aircraft engine overhaul costs, effective April 1, 2003 and driven by a new maintenance agreement that guarantees minimum cycles on engine overhauls, resulted in a $12.7 million reduction in capitalized maintenance amortization expense (see Note 2, “Summary of Significant Accounting Policies – (e) Aircraft Maintenance and Repairs” in Notes to Financial Statements) offset by a $0.9 million penalty for the return of two spare engines in 2003.

•	Depreciation and amortization expense per ASM decreased 13.9% due primarily to reduced capital expenditures as a result of the Company’s cash conservation program and the 3.3% increase in ASMs. Decreases in computer hardware, software and facility improvements ($3.8 million), aircraft leasehold improvement amortization ($2.9 million) and depreciation expense for owned aircraft ($2.0 million) were offset in part by an increase in depreciation expense for rotable aircraft parts ($0.9 million).

•	Other operating expenses per ASM decreased 13.6% to 1.45 cents from 1.67 cents primarily due to decreases in traffic liability insurance ($11.6 million), computer reservations system booking fees ($7.7 million), security services ($6.0 million), FlightFund expense ($5.2 million), bad debt expense ($5.2 million) and the 3.3% increase in ASMs. These decreases were offset in part by increased credit card fees ($6.0 million). In addition, the 2003 period includes a $4.4 million gain related to the purchase and subsequent exchange of an A320 airframe and a $2.8 million credit related to the settlement of disputed billings under the Company’s frequent flyer program.

     AWA had net nonoperating income of $24.6 million in 2003 compared to $55.1 million of net nonoperating expenses in 2002. The 2003 period benefited from $81.3 million of federal government assistance received under the Emergency Wartime Supplemental Appropriations Act. See Note 3, “Emergency Wartime Supplemental Appropriations Act” in Notes to Financial Statements. Interest expense increased $7.2 million in 2003 due to higher average outstanding debt while interest income decreased $4.3 million primarily due to lower interest rates in 2003 compared to 2002. The 2003 period also includes a $9.8 million gain related to the sale of an investment in Hotwire.com. See Note 14, “Nonoperating Income (Expenses) – Other, Net” in Notes to Financial Statements. The 2002 period included $8.5 million of federal government assistance received under the Air Transportation Safety and System Stabilization Act and a $2.8 million charge related to the write-off of AWA’s investment in an e-commerce entity.

     2002 Compared with 2001

     AWA recorded an operating loss of $156.9 million in 2002 compared to an operating loss of $414.7 million in 2001. Loss before income tax benefit and the cumulative effect of a change in accounting principle was $212.0 million in 2002 compared to a pretax loss of $320.3 million in 2001.

     Total operating revenues for 2002 were $2.0 billion. Passenger revenues were $1.9 billion in 2002, which was relatively flat when compared to 2001. A 4.2% increase in RPMs exceeded a 1.8% increase in capacity, as measured by ASMs, resulting in a 1.7 point increase in load factor to 73.6%. The increase in load factor was offset by a 4.6% decrease in yield driven by a significant decline in business travel and the introduction of security fees paid by passengers. As a result, RASM decreased 2.5% to 7.14 cents in 2002 from 7.32 cents in 2001. Cargo revenues for 2002 decreased $6.3 million (18.5%) due to lower freight and mail volumes following the September 11, 2001 terrorist attacks. Other revenues, which consist primarily of tour package net sales, alcoholic beverage sales, contract service sales, service charges and Mesa Airlines’ net revenues remained relatively flat period over period.

     Operating expenses, including special charges of $19.1 million and $141.6 million recognized in 2002 and 2001, respectively, decreased $276.7 million or 11.1%, while ASMs increased 1.8% in 2002 as compared to 2001. As a result, CASM decreased 12.7% to 8.16 cents in 2002 from 9.35 cents in 2001. Significant changes in the components of operating expense per ASM are explained as follows:

•	Salaries and related costs per ASM decreased 3.2% due primarily to lower average FTEs in 2002 as compared to 2001 despite a 1.8% increase in ASMs. A 4.5% decrease in the average number of FTEs was offset in part by a 3.2% increase in average salaries and related costs per FTE as a result of higher medical, disability and workers’ compensation insurance costs ($16.9 million).

•	Aircraft rent expense per ASM decreased 18.5% due primarily to the reduction of rental rates negotiated with AWA’s aircraft lessors as part of the financial restructuring that was completed in January 2002.

•	Other rents and landing fees expense per ASM increased 10.7% due primarily to higher airport rents ($7.9 million), landing fees ($5.2 million) and costs for borrowed parts ($3.6 million). A $2.5 million increase in flight simulator rents, primarily as a result of the sale and leaseback of three previously owned flight simulators in the third quarter of 2001, also contributed to the increase. These increases were offset in part by a decrease in aircraft engine rents ($1.5 million).

•	Aircraft fuel expense per ASM decreased 14.1% due primarily to an 11.9% decrease in the average price per gallon of fuel to 73.1 cents in 2002 from 83.0 cents in 2001.

•	Agency commissions expense per ASM decreased 45.0% due primarily to the elimination of base commissions for travel agency tickets issued in the United States, effective March 21, 2002.

•	Aircraft maintenance materials and repair expense per ASM decreased 3.7% due primarily to lower aircraft C-Check ($12.7 million), engine overhaul ($4.1 million), airframe maintenance ($3.0 million) and engineering order ($1.3 million) expenses. These decreases were offset in part by a $12.8 million increase in the accrual for the estimated costs of maintenance required to be performed upon the return of leased aircraft and a $3.4 million increase in capitalized maintenance amortization expense.

•	Depreciation and amortization expense per ASM increased 14.4% due primarily to higher amortization expense related to computer hardware, software and facility improvements ($8.5 million) and aircraft leasehold improvements ($2.3 million). An increase in depreciation expense related to rotable aircraft parts ($1.7 million) also contributed to the increase. These increases were offset in part by a decrease in airframe depreciation expense ($2.3 million).

•	Upon adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company wrote off its balance of reorganization value in excess of amounts allocable to identifiable assets, effective January 1, 2002, resulting in a $21.5 million decrease in amortization expense in 2002 when compared to 2001. The impairment loss of $208.2 million was recorded as the cumulative effect of a change in accounting principle.

•	Other operating expenses per ASM decreased 2.6% to 1.67 cents from 1.72 cents primarily due to decreases in interrupted trip and baggage claim expenses ($12.0 million), professional, technical and legal fees ($10.7 million), catering ($13.3 million), advertising ($5.4 million), overnight and on-call maintenance expenses ($3.6 million), computer reservations system book fees ($3.0 million) and furnished accommodations ($2.4 million). These decreases were offset in part by higher traffic liability insurance expense ($31.2 million), the settlement in 2001 of a lawsuit related to an air-to-ground telecommunication system that was previously written off ($11.0 million) and an insurance claim ($8.8 million).

     AWA had net nonoperating expenses of $55.1 million in 2002 compared to net nonoperating income of $94.4 million in 2001. The 2002 period included $8.5 million of federal government assistance received under the Air Transportation Safety and System Stabilization Act compared to $108.2 million of federal government assistance recognized in 2001. Net interest expense increased $44.1 million in 2002 due to higher average outstanding debt as a result of the government guaranteed loan, while interest income decreased $6.2 million. Higher average cash balances were offset by lower escrow balances from the 2001-1 Pass Through Trust Certificates and lower interest rates in 2002 compared to 2001.

Liquidity and Capital Resources

Sources and Uses of Cash

     At December 31, 2003, Holdings’ and AWA’s total cash, cash equivalents, short-term investments, investments in debt securities and restricted cash balances were a record $629.5 million and $610.3 million, respectively. Net cash provided by operating activities for Holdings and AWA was $241.8 million and $226.1 million, respectively, in 2003. This compares to net cash used in operating activities of $22.9 million and $21.3 million for Holdings and AWA, respectively, in 2002. The year-over-year increase in net cash provided by operating activities of $264.7 million and $247.4 million for Holdings and AWA, respectively, was due to the improvement in earnings, placement of $42.9 million of cash proceeds from the Senior Exchangeable Notes Offering in a cash collateral account to secure the scheduled principal and interest payments on certain indebtedness (see “Commitments — 7.25% Senior Exchangeable Notes Dues 2023” below), the receipt of $81.3 million in connection with the Emergency Wartime Supplemental Appropriations Act in 2003 (see Note 3, “Emergency Wartime Supplemental Appropriations Act” in Notes to Financial Statements), the payment in 2002 of amounts due vendors and aircraft lessors that had been subject to the Company’s cash conservation program prior to the closing of the government guaranteed loan in January 2002 and the payment in 2002 of $58.1 million of transportation taxes to the Internal Revenue Service that had been deferred from 2001, as allowed under the Air Transportation Safety and System Stabilization Act.

     In 2003, net cash used in investing activities was $241.9 million and $241.9 million for Holdings and AWA, respectively. This compares to net cash used in investing activities of $6.3 million for both Holdings and AWA in 2002. Principal investing activities during 2003 included purchases of property and equipment totaling $154.4 million for both Holdings and AWA, including $12.0 million related to the purchase of an A320 airframe that was used to replace an airframe that was damaged in an accident in August 2002, and net purchases of short-term investments and investments in debt securities totaling $89.8 million for both Holdings and AWA. Restricted cash increased by $23.9 million during 2003 primarily due to an increase in cash reserves required under an agreement executed in May 2003 for the processing of our Visa and MasterCard credit card transactions. The 2003 period also included proceeds from the disposition of assets totaling $25.8 million, including $12.6 million of insurance proceeds and $3.6 million of scrap proceeds, both associated with the replaced A320 airframe discussed above, and $6.9 million related to the sale and leaseback of 29 jet bridges at Phoenix Sky Harbor International Airport. The 2002 period included purchases of property and equipment totaling $157.2 million for both Holdings and AWA, including $76.6 million related to the purchase of two new A320 aircraft, and net purchases of short-term investments totaling $24.7 million for both Holdings and AWA. In addition, the Company received $175.5 million of proceeds from the sale and leaseback of the two A320 aircraft discussed above and one A319 aircraft and two additional A320 aircraft that had been purchased in the fourth quarter of 2001.

     In 2003, net cash provided by financing activities was $67.4 million and $65.0 million for Holdings and AWA, respectively. The 2003 period includes $86.8 million from the issuance of the Senior Exchangeable Notes discussed above, debt repayments of $16.8 million and payments of debt issue costs totaling $3.2 million for both Holdings and AWA. This compares to net cash provided by financing activities of $208.1 million and $208.4 million for Holdings and AWA, respectively, in 2002. The 2002 period included proceeds from the issuance of debt totaling $435.4 million, primarily related to the government guaranteed loan, payments of debt issue costs totaling $37.0 million and debt repayments of $192.6 million, primarily related to the sale and leaseback of the five aircraft discussed above.

     Capital expenditures for 2003 were $154.4 million for both Holdings and AWA. Capital expenditures for 2002 were $157.2 million for both Holdings and AWA. Included in these amounts are capital expenditures for capitalized maintenance of approximately $119.3 million and $118.7 million for both Holdings and AWA for 2003 and 2002, respectively.

     In April 2003, we implemented a plan to reduce management, professional and administrative payroll costs which resulted in fewer employees within these workgroups. See Note 13, “Special Charges” in Notes to Financial Statements. In addition, our business partners and vendors were asked to reduce their fees in order to further reduce costs.

     In April 2003, we executed an agreement with a third party vendor for the processing of our Visa and MasterCard credit card transactions. Upon implementation of the agreement in May 2003, we were required to establish net additional cash reserves of $25.0 million as collateral for the transactions processed. This amount was funded from credit card receipts over a 30-day period and recorded as restricted cash. Under certain circumstances, including a change in our financial position, the amount of the cash reserve requirement could increase or decrease.

     In the fourth quarter of 2003, IAC/InterActiveCorp completed its acquisition of Hotwire.com, a discount travel website. Hotwire was founded by the Texas Pacific Group, American Airlines, Continental Airlines, Northwest Airlines, United Airlines, US Airways and AWA in October 2000. AWA had an ownership interest of approximately 1.5% in Hotwire.com with a carrying value of approximately $0.03 million. Upon closing of the transaction, AWA received cash of $9.8 million. Accordingly, AWA recognized a nonoperating gain of $9.8 million in the fourth quarter of 2003. See Note 14, “Nonoperating Income (Expenses) — Other, Net” in Notes to Financial Statements.

Off-Balance Sheet Arrangements

The Pass Through Trusts

     Since AWA’s restructuring in 1994, AWA has set up 19 pass through trusts, which have issued over $1.4 billion of pass through trust certificates (also known as “Enhanced Equipment Trust Certificates” or “EETC”) covering the financing of 54 aircraft. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of aircraft. Rather than finance each aircraft separately when such aircraft is purchased or delivered, these trusts allow the Company to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase or delivery of the relevant aircraft. The trusts are also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financing to AWA.

     Each trust covered a set amount of aircraft scheduled to be delivered within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at AWA’s election, either by AWA in connection with a mortgage financing of the aircraft or by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to AWA. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor guaranteed by, Holdings or AWA. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of AWA and in the case of leveraged lease financings, the leases are direct obligations of AWA. In addition, neither Holdings nor AWA guarantee or participate in any way in the residual value of the leased aircraft. All aircraft financed by these trusts are currently structured as leveraged lease financings, which are not reflected as debt on the balance sheets of either AWA or Holdings. In 2003, AWA made $185.0 million in lease payments in respect of the leveraged lease financings under the pass through trusts.

     AWA’s 2001-1 Pass Through Trusts provided for the financing of nine Airbus A319 aircraft and five Airbus A320 aircraft, all of which were delivered in 2001 and 2002.

Other Operating Leases

     In addition to the aircraft financed by the pass through trust certificates, AWA has noncancelable operating leases covering 78 aircraft, as well as leases for certain terminal space, ground facilities and computer and other equipment. In 2003, AWA made $156.6 million in lease payments related to these operating leases.

Special Facility Revenue Bonds

     In June 1999, Series 1999 special facility revenue bonds (“new bonds”) were issued by a municipality to fund the retirement of the Series 1994A bonds (“old bonds”) and the construction of a new concourse with 14 gates at Terminal 4 in Phoenix Sky Harbor International Airport in support of AWA’s strategic growth plan. The new bonds are due June 2019 with interest accruing at 6.25% per annum payable semiannually on June 1 and December 1, commencing on December 1, 1999. The new bonds are subject to optional redemption prior to the maturity date on or after June 1, 2009 in whole or in part, on any interest payment date at the following redemption prices: 101% on June 1 or December 1, 2009; 100.5% on June 1 or December 1, 2010; and 100% on June 1, 2011 and thereafter. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction,” the Company accounts for this as an operating lease.

     In connection with these bonds, AWA entered into an Amended and Restated Airport Use Agreement, pursuant to which AWA agreed to make sufficient payments to the Industrial Development Authority (“IDA”) to cover the principal and interest of the bonds and to indemnify the IDA for any claims arising out of the issuance and sale of the bonds and the use and occupancy of the concourses financed by these bonds and the old bonds. At December 31, 2003, the outstanding principal amount of the bonds was $21.8 million. The Company estimates its remaining payments to cover the principal and interest of these bonds will be approximately $42.9 million.

Commitments

     As of December 31, 2003, we had $792.9 million of long-term debt (including current maturities). This amount consisted primarily of the $429 million government guaranteed loan, a $74.8 million secured term loan with a group of financial institutions (including interest through December 31, 2003 as a deemed loan added to the principal thereof), $39.5 million principal amount of 10 ¾% senior unsecured notes, $104.5 million principal amount of 7.5% convertible senior notes (including interest through December 31, 2003 as a deemed loan added to the principal thereof) and $86.8 million issue price of 7.25% senior exchangeable notes.

Government Guaranteed Loan

     In January 2002, AWA closed a $429 million loan supported by a $380 million guarantee provided by the Air Transportation Stabilization Board (the “ATSB”). Certain third-party counter-guarantors have fully and unconditionally guaranteed the payment of an aggregate of $45 million of the outstanding principal amount under the government guaranteed loan plus accrued and unpaid interest thereon. In addition, Holdings has fully and unconditionally guaranteed the payment of all principal, premium, interest and other obligations outstanding under the government guaranteed loan and has pledged the stock of AWA to secure its obligations under such guarantee. Principal amounts under this loan become due in ten installments of $42.9 million on each March 31 and September 30, commencing on March 31, 2004 and ending on September 30, 2008. Principal amounts outstanding under the government guaranteed loan bear interest at a rate per annum equal to LIBOR plus 40 basis points.

Subject to certain exceptions, we are required to prepay the government guaranteed loan with:

•	the net proceeds of all issuances of debt or equity by either Holdings or AWA after January 2002;

•	proceeds from asset sales in excess of $20 million in any fiscal year to the extent such proceeds are not applied to redeem AWA’s 10¾% senior notes due 2005; and

•	insurance proceeds in excess of $2 million to the extent such proceeds are not used to restore or replace the assets from which such proceeds are derived.

     In addition, we are required to prepay the government guaranteed loan upon a change in control and we may be required to prepay portions of the loan if our employee compensation costs exceed a certain threshold. We may, at our option, prepay the government guaranteed loan without premium or penalty, subject to reimbursement of the lenders’ breakage costs in the case of prepayment of LIBOR loans.

     The government guaranteed loan requires that AWA maintain a minimum cash balance of $100 million. In addition, the government loan contains customary affirmative covenants and the following negative covenants: restrictions on liens, investments, restricted payments, fundamental changes, asset sales and acquisitions, the creation of new subsidiaries, sale and leasebacks, transactions with affiliates, the conduct of business, mergers or consolidations, issuances and dispositions of capital stock of subsidiaries, and amendments to other indebtedness. The government guaranteed loan contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

Term Loan

     In connection with the closing of the government guaranteed loan and the related transactions, AWA converted its existing revolving credit facility into a term loan with the Mizuho Corporate Bank, Ltd., as successor by merger to the Industrial Bank of Japan, Limited, and certain other lenders. As of December 31, 2003, $74.8 million remains outstanding under the term loan (including interest paid through December 31, 2003 as a deemed loan added to the initial principal thereof.) Principal amounts under the term loan become due in two installments of $30 million on December 31, 2005 and December 31, 2006 with the remaining amounts becoming due and payable in full on December 31, 2007. Principal amounts outstanding under the term loan bear interest at a rate per annum equal to, at our option, either the Base Rate or the Eurodollar Rate (which is based on LIBOR), in each case plus an applicable margin. The applicable margin adjusts based on the length of time the term loan has been outstanding. The term “Base Rate” has a meaning customary and appropriate for financings of this type. In addition, principal amounts outstanding under the term loan bear interest in kind at a rate of 2% through December 31, 2004.

     The prepayment requirements and covenants of the term loan are substantially similar to those of the government guaranteed loan. We may, at our option, prepay the term loan without premium or penalty, subject to reimbursement of the lenders’ breakage costs in the case of prepayment of loans bearing the Eurodollar Rate. The term loan is secured by a first priority perfected security interest in certain of our spare engines, rotable aircraft parts inventory and a maintenance facility. We may be required to prepay portions of the loan if the fair market value of the collateral, as determined by independent appraisers, decreases. The term loan contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

10¾% Senior Notes due 2005

     In August 1995, AWA issued $75.0 million principal amount of 10¾% senior notes due 2005 of which $39.5 million remained outstanding at December 31, 2003. Interest on the 10¾% senior notes is payable semiannually in arrears on March 1 and September 1 of each year.

     We may redeem the 10¾% senior notes, in whole or in part, at any time after September 1, 2003 at a redemption price of 100%.

     If AWA undergoes a change of control, it may be required to repurchase the 10¾% senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If AWA sells certain assets, it may be required to use the net cash proceeds to repurchase the 10¾% senior notes at 100% of the principal amount, plus accrued and unpaid interest, to the date of purchase.

     The indenture governing the 10¾% senior notes contains certain covenants that, among other things, limit our ability to pay dividends or make distributions to our stockholders, repurchase or redeem capital stock, make investments or other restricted payments, enter into transactions with our stockholders and affiliates, sell assets (including the stock of our subsidiaries) and merge or consolidate with other companies. The indenture governing the 10¾% senior notes also contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

7.5% Convertible Senior Notes due 2009

     In connection with the closing of the government guaranteed loan and the related transactions, Holdings issued $104.5 million of 7.5% convertible senior notes due 2009, of which approximately $104.3 million remained outstanding at December 31, 2003 (including interest paid through December 31, 2003 as a deemed loan added to the principal thereof). Beginning January 18, 2005, these notes are convertible into shares of class B common stock, at the option of the holders, at an initial conversion price of $12.00 per share or a conversion ratio of approximately 83.333 shares per $1,000 principal amount of such notes, subject to standard anti-dilution adjustments. Interest on the 7.5% convertible senior notes is payable semiannually in arrears on June 1 and December 1 of each year. At Holdings’ option, the first six interest payments may be paid in the form of a deemed loan added to the principal amount of these notes. The 7.5% convertible senior notes will mature on January 18, 2009 unless earlier converted or redeemed. The payment of principal, premium and interest on the 7.5% convertible senior notes is fully and unconditionally guaranteed by AWA.

     Holdings may redeem some or all of the 7.5% convertible senior notes at any time before January 18, 2005, at a redemption price equal to $1,000 per note to be redeemed if (A) the closing price of the class B common stock has exceeded 120% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the mailing of the redemption notice, and (B) a shelf registration statement covering resales of the notes and the class B common stock issuable upon conversion thereof is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required. Holdings may redeem the 7.5% convertible senior notes, in whole or in part, on or after January 18, 2005 at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the twelve-month period commencing on January 18 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Redemption Price
2005	103.75%
2006	102.50%
2007	101.25%
2008 and thereafter	100.00%

7.25% Senior Exchangeable Notes due 2023

     In July and August of 2003, AWA completed a private placement of approximately $86.8 million issue price of 7.25% Senior Exchangeable Notes due 2023. The notes bear cash interest until July 30, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing original issue discount daily at a rate of 7.25% per year until maturity. Each note was issued at a price of $343.61 and is exchangeable for class B common stock of Holdings at an exchange ratio of 32.038 shares per $1,000 principal amount at maturity of the notes (subject to adjustment in certain circumstances). This represents an equivalent conversion price of approximately $10.73 per share. The aggregate amount due at maturity, including accrued original issue discount from July 31, 2008, will be $252,695,000. The notes are unconditionally guaranteed on a senior unsecured basis by Holdings.

     Holders may exchange their notes for the shares of class B common stock of Holdings in any fiscal quarter commencing after September 30, 2003, if, as of the last day of the preceding fiscal quarter, the closing sale price of the class B common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the accreted exchange price per share of Class B common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be exchangeable at any time at the option of the holder through maturity. The accreted exchange price per share as of any day will equal the issue price of a note plus accrued original issue discount to that day divided by 32.038, subject to any adjustments to the exchange rate through that day.

     On or before July 30, 2018, a holder also may exchange its notes for shares of the Class B common stock at any time after a 10 consecutive trading-day period in which the average of the trading prices for the notes for that 10 trading-day period was less than 103% of the average exchange value for the notes during that period. Exchange value is equal to the product of the closing sale price for the shares of Class B common stock on a given day multiplied by the then current exchange rate, which is the number of shares of Class B common stock for which each note is then exchangeable.

     In addition, the holders may exchange the notes if the notes have been called for redemption or if certain specified corporate transactions have occurred.

     Holders of the notes may require AWA to repurchase the notes at a price equal to the original issue price plus accrued cash interest and original issue discount, if any, on July 30, 2008, 2013 and 2018. The purchase price of such notes may be paid in cash or class B common stock of Holdings, subject to certain restrictions. In addition, each holder may require AWA to purchase all or a portion of such holder’s notes upon the occurrence of certain change of control events concerning AWA or Holdings. AWA may redeem the notes, in whole or in part, on or after July 30, 2008 at a price equal to the original issue price plus accrued cash interest and original issue discount, if any.

     In connection with the offering AWA placed $42.9 million of the net proceeds in a cash collateral account to secure the scheduled principal and interest payments on certain of its indebtedness through September 30, 2004. This amount has been recorded as restricted cash in the accompanying balance sheet.

Other Indebtedness and Obligations

     In addition to the above described indebtedness, we had $48.5 million of secured equipment notes and $36.1 million of other unsecured indebtedness, including $29.3 million of industrial revenue bonds.

     The following table sets forth our cash obligations as of December 31, 2003.

	2004	2005	2006	2007	2008	Beyond 2008	Total
	(In thousands)
Long-term debt:
Equipment notes — non-EETC (1)	$8,989	$8,305	$8,305	$7,772	$15,083	$—	$48,454
Term loan (2)	3,110	30,000	30,000	11,665	—	—	74,775
7.5% convertible senior notes due 2009(3)	—	—	—	—	—	104,328	104,328
7.25% senior exchangeable notes due 2023 (4)	—	—	—	—	—	252,695	252,695
Government guaranteed loan (5)	85,800	85,800	85,800	85,800	85,800	—	429,000
State loan (6)	750	250	250	250	—	—	1,500
10¾% senior unsecured notes due 2005	—	39,548	—	—	—	—	39,548
Industrial development bonds (7)	—	—	—	—	—	29,300	29,300
AVSA promissory notes (8)	5,250	—	—	—	—	—	5,250

	103,899	163,903	124,355	105,487	100,883	386,323	984,850
Cash aircraft rental payments (9)	326,681	309,225	283,658	267,680	221,583	1,832,744	3,241,571
Lease payments on equipment and facility operating leases (10)	23,534	21,963	20,440	18,366	15,534	63,738	163,575
Capital lease obligations	4,689	4,744	4,988	1,773	—	—	16,194
Special facility revenue bonds (11)	1,363	1,363	1,363	1,362	1,362	36,106	42,919
Aircraft purchase commitments (12)	91,266	84,780	223,362	263,941	—	—	663,349
Engine maintenance commitments (13)	26,000	24,000	12,000	6,000	2,000	—	70,000

Total	$577,432	$609,978	$670,166	$664,609	$341,362	$2,318,911	$5,182,458

(1)	Includes approximately $48.5 million of equipment notes with variable interest rates of 2.13% to 2.63%, averaging 2.21%, installments due 2004 through 2008.

(2)	Includes a $71.7 million secured term loan maturing at year-end 2007 with a variable interest rate of 3.44% and $3.1 million of interest paid in kind through December 31, 2003 at a fixed rate of 2%. Excludes $1.5 million of interest payable in kind through December 2004.

(3)	Includes $90.7 million principal amount of 7.5% convertible senior notes, due 2009, and $13.6 million of interest paid in kind through December 31, 2003. Excludes $8.0 million of interest payable in kind through December 2004. For financial reporting purposes, we recorded the convertible senior notes at their fair market value on the date of issuance. As of December 31, 2003, the balance of the convertible senior notes in the accompanying balance sheet is approximately $64.9 million.

(4)	Includes $252.7 million principal amount of 7.25% senior exchangeable notes due July 2023 with cash interest payable through July 2008 at a rate of 2.49% on the principal amount at maturity. Thereafter, the notes will cease bearing cash interest and begin accruing original issue discount at a rate of 7.25% until maturity. The aggregate amount due at maturity, including accrued original issue discount from July 31, 2008, will be $252.7 million.

(5)	Government guaranteed loan includes $429.0 million with a variable interest rate of 1.5% at December 31, 2003 and ratable principal payments due 2004 through 2008. Guarantee fees of approximately 8.0% of the outstanding guaranteed principal balance in 2004 through 2008 are payable to the U.S. Treasury Department and other loan participants.

(6)	Includes Arizona State loan of $1.5 million due December 2007 with a variable interest rate of 4.71% at December 31, 2003.

(7)	Includes $29.3 million of 6.3% industrial development bonds due April 2023.

(8)	Includes AVSA promissory notes of $5.3 million due 2004 with a variable interest rate of 2.41% at December 31, 2003.

(9)	Includes non-cancelable operating leases for 132 aircraft with remaining terms ranging from seven months to approximately 21 years. Management estimates the debt equivalent value of these operating leases approximates $2 billion using an interest rate of 10%.

(10)	Includes leases for terminal space, ground facilities, the flight training center and computer and other equipment under non-cancelable operating leases.

(11)	Includes Series 1999 Terminal 4 Improvements Bonds, due 2019.

(12)	Includes commitments to purchase a total of 19 Airbus aircraft and four spare engines for delivery in 2004 through 2007.

(13)	Includes minimum commitments under AWA’s rate per engine hour agreement with General Electric Engine Services for overhaul maintenance services on V2500-A1 and CFM56-3B engines through April 2008. Minimum monthly commitment amounts: for the period through and including April 2004 — $2.5 million, for the period from May 2004 through and including April 2006 - $2.0 million, for the period May 2006 through and including April 2008 - $500,000.

     We expect to fund these cash obligations from funds provided by operations and future financings, if necessary. The cash available to us from these sources, however, may not be sufficient to cover these cash obligations because economic factors outside our control may reduce the amount of cash generated by operations or increase our costs. For instance, a further economic downturn or other events, including future hostilities and terrorist attacks or infectious disease outbreaks, such as Severe Acute Respiratory Syndrome, could reduce the demand for air travel, which would reduce the amount of cash generated by operations. An increase in our costs, either due to an increase in borrowing costs caused by a reduction in our credit rating or a general increase in interest rates or due to an increase in the cost of fuel, maintenance, aircraft and aircraft engines and parts, could decrease the amount of cash available to cover the cash obligations. In addition, we may be required to prepay portions of the government guaranteed loan if our employee compensation costs exceed a certain threshold and we may be required to prepay portions of the term loan to the extent the value of the collateral securing the term loan decreases. In any of these cases, our liquidity may be adversely affected and we may not have sufficient cash to prepay the government loan and meet our other obligations. Moreover, certain of our long-term debt agreements contain a $100 million minimum cash balance requirement. As a result, we cannot use all of our available cash to fund operations, capital expenditures and cash obligations without violating this requirement.

     Although there can be no assurances, we believe that cash flow from operating activities and proceeds from the issuance of the senior exchangeable note, coupled with existing cash balances, will be adequate to fund our operating and capital needs as well as enable us to maintain compliance with our various debt agreements through at least December 31, 2004.

Financial Covenants and Credit Rating

     In addition to the minimum cash balance requirements, our long-term debt agreements contain various negative covenants that restrict our actions, including our ability to pay dividends, together with any other restricted payments. Moreover, under the terms of the government guaranteed loan, we are prohibited from paying cash dividends prior to repayment of the loan in full. Finally, our long-term debt agreements contain cross-default provisions, which may be triggered by defaults by us under other agreements relating to indebtedness. See “Risk Factors Relating to America West and Industry Related Risks — Our high level of indebtedness and fixed costs limits our ability to fund general corporate requirements and obtain additional financing, limits our flexibility in responding to competitive developments and increases our vulnerability to adverse economic and industry conditions.” As of December 31, 2003, Holdings and AWA were in compliance with the covenants in their long-term debt agreements.

     Our credit ratings are relatively low, with Moody’s assessment of AWA’s senior implied rating and senior unsecured debt rating at Caa1 and Caa3, respectively, Standard & Poor’s assessment of AWA’s and Holdings’ corporate credit ratings at B- and AWA’s senior unsecured rating at CCC and Fitch Ratings’ assessment of AWA’s long-term and unsecured debt rating at CCC. Low credit ratings could cause our borrowing costs to increase, which would increase our interest expense and could affect our net income. In addition, our credit ratings could adversely affect our ability to obtain additional financing. The rating agencies base their ratings on our financial performance and operations, our cash flow and liquidity, the level of our indebtedness and industry conditions in general. If our financial performance or industry conditions do not improve, we may face future downgrades, which could further negatively impact our borrowing costs and the prices of our equity or debt securities. In addition, any downgrade of our credit ratings may indicate a decline in our business and in our ability to satisfy our obligations under our indebtedness. See “Risk Factors Relating to America West and Industry Related Risks — Because of our relatively low credit ratings, our borrowing costs may be high and our ability to incur additional debt may be impaired.”

Other Information

Labor Relations

     A tentative agreement with ALPA was reached on December 12, 2003. On December 30, 2003, 771 of AWA’s pilots voted for ratification and 679 voted against. The agreement was signed on December 30, 2003.

     On January 13, 2003, negotiations commenced with the Transportation Workers Union (“TWU”) on a second contract covering the Company’s dispatchers. On September 17, 2003, TWU filed a petition for mediation with the National Mediation Board (“NMB”). Mediated discussions began on October 15, 2003 and a tentative agreement for a new four-year contract was announced on February 20, 2004. The tentative agreement is subject to ratification by TWU membership, and that process will begin around March 26, 2004.

     Negotiations with the International Brotherhood of Teamsters — Airline Division (“IBT”) on a second contract covering the Company’s mechanics and related employees commenced on October 9, 2003 and will continue into 2004.

     Negotiations with the Association of Flight Attendants — Communications Workers of America (“AFA”) on a second contract covering the Company’s flight attendants commenced on February 4, 2004 and will continue in 2004.

     On April 4, 2003, the Company signed a five-year agreement with the IBT covering the Company’s 54 stock clerks.

Income Taxes

     At December 31, 2003, the Company had net operating loss carryforwards (“NOLs”) and tax credit carryforwards for federal income tax purposes of approximately $303.6 million and $1.2 million, respectively. The NOLs expire during the years 2007 through 2017 while the tax credit carryforwards expire during the years 2004 through 2006. However, such carryforwards are not available to offset federal (and in certain circumstances, state) alternative minimum taxable income. Further, as a result of a statutory “ownership change” (as defined for purposes of Section 382 of the Internal Revenue Code) that occurred as a result of the Company’s reorganization in 1994, the Company’s ability to utilize its NOLs and business tax credit carryforwards may be restricted.

     The Company’s reorganization and the associated implementation of fresh start reporting in 1994 gave rise to significant items of expense for financial reporting purposes that are not deductible for income tax purposes. In large measure, it is these nondeductible expenses that result in an effective tax expense (benefit) rate for financial reporting purposes that differs from the current federal statutory income tax rate of 35% for the year ended December 31, 2001.

Government Regulations

     On November 19, 2001, the President signed into law the Aviation and Transportation Security Act (the “ATSA”). This law enhances aviation security measures and federalizes many aspects of civil aviation security. The ATSA established a new Transportation Security Administration, now within the Department of Homeland Security. Under the ATSA, substantially all security screeners at airports are federal employees and a significant number of other airport security functions are overseen and performed by federal employees, including federal security managers, federal law enforcement officers and federal air marshals. The ATSA mandated that beginning on January 18, 2002, all checked baggage at United States airports be screened using explosive detection systems or, where such systems are not yet available, using other screening techniques such as positively matching baggage to a passenger who has boarded an aircraft. The ATSA required all checked baggage to be screened by explosive detection systems by December 31, 2003. Other requirements in the ATSA that directly affect airline operations include the strengthening of cockpit doors, deploying federal air marshals on board certain flights, improving airline crew security training and expanding use of criminal background checks of employees. Implementation of these and other requirements of the ATSA will result in increased costs for air carriers and may result in delays and disruptions to air travel. Under the ATSA, funding for the new federal security system is to be provided by a $2.50 per enplanement ticket tax, not to exceed $5.00 per one-way trip, and by imposing additional direct fees on air carriers. Pursuant to the ATSA, air carriers began collecting the new ticket tax from passengers on February 1, 2002 and have been required to make additional payments to the Transportation Security Administration. In 2003, the Company’s cost of compliance with the security requirements of the ATSA were approximately $13.2 million. The estimated cost to the Company of compliance with the security requirements of the ATSA for 2004 is approximately $15.3 million. As a result of competitive pressure, AWA and other airlines may be unable to recover all of these additional security costs from passengers through increased fares. In addition, we cannot forecast what new security and safety requirements may be imposed in the future or the costs or financial impact of complying with any such requirements.

     In 1997, new aviation taxes were imposed through September 30, 2007 to provide funding for the Federal Aviation Administration (“FAA”). Included in the law is a phase-in of a modified federal air transportation excise tax structure with a system that includes a domestic excise tax which started at 9% and declined to 7.5% in 1999, a domestic segment tax that started at $1.00 and increased to $3.00 in 2003, and an increase in taxes imposed on international travel from $6.00 per international departure to an arrival and departure tax of $12.00 (each way). Both the domestic segment tax and the international arrival and departure tax are indexed for inflation. The legislation also included a 7.5% excise tax on certain amounts paid to an air carrier for the right to provide mileage and similar awards (e.g., purchase of frequent flyer miles by a credit card company). As a result of competitive pressures, AWA and other airlines have been limited in their ability to pass on the cost of these taxes to passengers through fare increases.

     For additional information on government regulation and its effect on the Company see “Government Regulations” in Item 1, Business.

Related Party Transactions

     As part of our reorganization in 1994, Continental Airlines and AWA entered into an alliance agreement which included code sharing arrangements, reciprocal frequent flyer programs and ground handling operations. In March 2002, AWA received notice from Continental of its intention to terminate the code sharing and frequent flyer agreements between the two airlines, effective April 26, 2002. Two of Continental’s directors are managing partners of Texas Pacific Group, which, through TPG Advisors, Inc., effectively controls the voting power of Holdings. AWA paid Continental approximately $17.3 million, $25.5 million and $30.1 million and also received approximately $5.0 million, $15.9 million and $22.0 million in 2003, 2002 and 2001, respectively, from Continental pursuant to these agreements.

Application of Critical Accounting Policies

     The preparation of our financial statements in accordance with generally accepted accounting principles requires that we make certain estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of our financial statements. We believe our estimates and assumptions are reasonable; however, actual results could differ from those estimates. We have identified the following critical accounting policies that require the use of significant judgments and estimates relating to matters that are inherently uncertain and may result in materially different results under different assumptions and conditions.

•	Passenger Revenue — Passenger revenue is recognized when transportation is provided. Ticket sales for transportation that has not yet been provided are recorded as air traffic liability. Passenger traffic commissions and related fees are expensed when the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense. Due to complex pricing structures, refund and exchange policies, and interline agreements with other airlines, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized. These estimates are generally based on the statistical analysis of our historical data. Any adjustments resulting from periodic evaluations of the estimated air traffic liability are included in results of operations during the period in which the evaluations are completed.

•	Accounting For Long-Lived Assets — Owned property and equipment are recorded at cost and depreciated to residual values over the estimated useful lives using the straight-line method. Leasehold improvements relating to flight equipment and other property on operating leases are amortized over the life of the lease, or the life of the asset, whichever is shorter. Interest on advance payments for aircraft acquisitions and on expenditures for aircraft improvements is capitalized and added to the cost of the asset. The estimated useful lives of our owned aircraft, jet engines, flight equipment and rotable parts range from five to 30 years. The estimated useful lives of our technical support facility and flight training center in Phoenix, Arizona are 22 years and 30 years, respectively. The estimated useful lives of our ground property and equipment range from three to 12 years. We test for impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment loss is recognized if the carrying amount of the asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset.

•	Frequent Flyer Accounting — We maintain a frequent travel award program known as “FlightFund” that provides a variety of awards to program members based on accumulated mileage. The estimated cost of providing the free travel is recognized as a liability and charged to operations as program members accumulate mileage. Travel awards are valued at the incremental cost of carrying one passenger, based on expected redemptions. Incremental costs are based on expectations of expenses to be incurred on a per passenger basis and include fuel, liability insurance, food, beverages, supplies and ticketing costs. We also sell mileage credits to companies participating in our FlightFund program, such as hotels, car rental agencies and credit card companies. Transportation-related revenue from the sale of mileage credits is deferred and recognized when transportation is provided. A change to the estimated cost per mile, minimum award level, percentage of revenue to be deferred or deferred recognition period could have a significant impact on our revenues or mileage liability accrual in the year of the change as well as future years.

•	Long-Term Maintenance Reserve — We record an accrual for the estimated cost of scheduled airframe and engine overhauls required to be performed on leased aircraft upon their return to the lessors. These estimates are based on historical costs and our assumptions regarding the renewal of aircraft leases. A significant change to AWA’s fleet plan could have a material impact on our reserve requirements.

•	Deferred Tax Asset Valuation Allowance — The Company initially recorded a full valuation allowance relating to its net deferred tax assets at December 31, 2001 and to tax benefits generated in 2002. In recording that valuation allowance, we considered whether it was more likely than not that all or a portion of the deferred tax assets will not be realized, in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company was in a cumulative loss position for the three years ended December 31, 2002, which weighed heavily in the overall determination that a valuation allowance was needed. As of December 31, 2003, the Company had recorded a valuation allowance of $61.5 million against its net deferred tax assets. The Company expects to continue to record a full valuation allowance on any future tax benefits until we have achieved several quarters of consecutive profitable results coupled with an expectation of continued profitability.

Recently Issued Accounting Pronouncements

     In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 is effective for variable interest entities created after January 31, 2003 and to any variable interest entities in which the company obtains an interest after that date. FIN No. 46 was originally effective for the quarter ending September 30, 2003 for variable interest entities in which the company held a variable interest that it acquired before February 1, 2003. However, in October 2003, the FASB deferred the effective date for implementation of FIN No. 46 until December 31, 2003. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources - Off-Balance Sheet Arrangements — The Pass Through Trusts,” the Company is the lessee in a series of leveraged lease financings covering 54 leased aircraft. The Company does not provide residual value guarantees under these lease arrangements. Each lease contains a purchase option that allows the Company to purchase the aircraft at a fixed price, which at the inception of the lease approximated the aircraft’s expected fair market value at the option date, near the end of the lease term. In addition, the Company is also the lessee under certain long-term leases at various airports. At certain of these airports, municipalities have issued revenue bonds to improve airport facilities that are leased by the Company and accounted for as operating leases. The Company does not guarantee the underlying debt related to these operating leases. Based upon its analysis, which considered the structure of the respective arrangements and related expected cash flows, the Company currently believes it is not the primary beneficiary, as defined by FIN No. 46, under these arrangements. Accordingly, the Company adopted FIN No. 46 effective December 31, 2003 with no material impact on its financial condition or results of operations.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for certain contracts entered into or modified by the company after June 30, 2003. The Company adopted SFAS No. 149 effective July 1, 2003 with no material impact on its financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer and that, therefore, the issuer must classify them as liabilities. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets and certain obligations to issue a variable number of shares. SFAS No. 150 was effective immediately for all financial instruments entered into or modified after May 31, 2003. For all other instruments, SFAS No. 150 was effective at the beginning of the third quarter of 2003. The Company adopted SFAS No. 150 effective July 1, 2003 with no material impact on its financial condition or results of operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA — AMERICA WEST AIRLINES, INC. (“AWA”)

     Balance sheets of AWA as of December 31, 2003 and 2002, and the related statements of operations, cash flows and stockholder’s equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2003, together with the related notes and the reports of KPMG LLP, Independent Registered Public Accounting Firm, and PricewaterhouseCoopers LLP, an independent registered public accounting firm, are set forth on the following pages.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
America West Airlines, Inc.:

We have audited the accompanying balance sheet of America West Airlines, Inc. as of December 31, 2003, and the related statements of operations, cash flows and stockholder’s equity and comprehensive income (loss) for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of America West Airlines, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As described in Note 1, America West Airlines, Inc.’s financial statements have been adjusted to give effect to the merger of America West Airlines, Inc. and The Leisure Company as if the merger had occurred on January 1, 2001. The merger has been accounted for as a reorganization of entities under common control as America West Airlines, Inc. and The Leisure Company were wholly owned subsidiaries of America West Holdings Corporation prior to the merger.

/s/ KPMG LLP
Phoenix, Arizona
January 21, 2004, except as to Note 1
     which is as of August 6, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
of America West Airlines, Inc.:

In our opinion, the accompanying balance sheet as of December 31, 2002 and the related statements of operations, of cash flows and of stockholder’s equity and comprehensive income (loss) for each of the two years in the period ended December 31, 2002 present fairly, in all material respects, the financial position, results of operations and cash flows of America West Airlines, Inc. (“AWA,” a wholly-owned subsidiary of America West Holdings Corporation) at December 31, 2002 and for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2(j) to the financial statements, AWA changed its method of accounting for reorganization value in excess of amounts allocable to identifiable assets in connection with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

PricewaterhouseCoopers LLP
Phoenix, Arizona
March 24, 2003, except for the effects of the
reorganization transaction described in
Note 1 as to which the date is August 2, 2004

AMERICA WEST AIRLINES, INC.
Balance Sheets
December 31, 2003 and 2002
(in thousands except share data)

	2003	2002
Assets
Current assets:
Cash and cash equivalents	$383,875	$334,679
Short-term investments	72,890	24,738
Restricted cash	42,900	—
Accounts receivable, less allowance for doubtful accounts of $5,807 in 2003 and $6,767 in 2002	77,235	80,968
Expendable spare parts and supplies, less allowance for obsolescence of $12,254 in 2003 and $9,261 in 2002	58,575	55,894
Prepaid expenses	129,291	109,202

Total current assets	764,766	605,481

Property and equipment:
Flight equipment	858,395	880,446
Other property and equipment	271,593	272,638
Equipment purchase deposits	46,050	46,050

	1,176,038	1,199,134
Less accumulated depreciation and amortization	569,468	550,516

	606,570	648,618

Other assets:
Investments in debt securities	40,740	—
Restricted cash	69,876	45,968
Advances to parent company, net (see Note 6)	254,792	265,810
Other assets, net	122,725	132,066

	488,133	443,844

	$1,859,469	$1,697,943

Liabilities and Stockholder’s Equity
Current liabilities:
Current maturities of long-term debt	$103,899	$19,116
Current obligations under capital leases	3,442	3,122
Accounts payable	209,373	182,286
Payable to affiliate, net	1,926	10,588
Air traffic liability	174,486	170,091
Accrued compensation and vacation benefits	61,045	39,076
Accrued taxes	24,117	41,732
Other accrued liabilities	59,277	60,966

Total current liabilities	637,565	526,977

Long-term debt, less current maturities	688,965	700,983
Capital leases, less current obligations	8,467	11,999
Deferred credits and other liabilities	139,873	145,151
Commitments and contingencies (see Note 8)
Stockholder’s equity:
Class B common stock, $.01 par value. Authorized 1,000 shares; issued and outstanding 1,000 shares	—	—
Additional paid-in capital	555,115	555,132
Accumulated deficit	(183,043)	(244,329)
Accumulated other comprehensive income	12,527	2,030

Total stockholder’s equity	384,599	312,833

	$1,859,469	$1,697,943

See accompanying notes to financial statements.

AMERICA WEST AIRLINES, INC.
Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Operating revenues:
Passenger	$2,113,629	$1,929,444	$1,941,877
Cargo	26,914	27,574	33,824
Other	113,274	89,545	89,787

Total operating revenues	2,253,817	2,046,563	2,065,488

Operating expenses:
Salaries and related costs	658,042	601,870	610,654
Aircraft rents	297,518	295,016	355,517
Other rents and landing fees	154,598	158,290	140,462
Aircraft fuel	365,250	299,940	343,224
Agency commissions	34,457	49,953	89,163
Aircraft maintenance materials and repairs	223,266	252,691	257,939
Depreciation and amortization	66,865	75,201	64,573
Amortization of reorganization value in excess of amounts allocable to identifiable assets	—	—	21,496
Special charges, net	14,370	19,030	141,638
Other	402,613	451,444	455,498

Total operating expenses	2,216,979	2,203,435	2,480,164

Operating income (loss)	36,838	(156,872)	(414,676)

Nonoperating income (expenses):
Interest income	13,249	17,551	23,743
Interest expense, net	(86,743)	(79,529)	(35,460)
Federal government assistance	81,255	8,466	108,246
Gain (loss) on disposition of property and equipment	151	(1,852)	(3,000)
Gain on sale of investments	9,762	—	—
Other, net	6,888	215	833

Total nonoperating income (expenses), net	24,562	(55,149)	94,362

Income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle	61,400	(212,021)	(320,314)
Income taxes (benefit)	114	(30,544)	(79,513)

Income (loss) before cumulative effect of change in accounting principle	61,286	(181,477)	(240,801)
Cumulative effect of change in accounting principle	—	(208,223)	—

Net income (loss)	$61,286	$(389,700)	$(240,801)

See accompanying notes to financial statements.

AMERICA WEST AIRLINES, INC.
Statements of Cash Flows
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$61,286	$(389,700)	$(240,801)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	208,223	—
Depreciation and amortization	66,865	75,894	64,573
Amortization of capitalized maintenance	105,076	111,576	116,809
Amortization of deferred credits	(10,970)	(10,077)	(6,928)
Amortization of deferred rent	9,514	11,452	—
Amortization of warrants	8,100	7,708	—
Amortization of debt issue costs and guarantee fees	35,977	24,978	1,631
Amortization of bond discount	3,366	2,894	—
Amortization of investment discount and premium, net	899	—	—
Amortization of excess reorganization value	—	—	21,497
Special charges, net	14,370	19,055	77,604
Gain on sale of investment	(3,287)	—	—
Loss on sale of subsidiaries	—	—	2,257
Other	1,241	15,801	3,437
Changes in operating assets and liabilities:
Increase in restricted cash	(42,900)	—	—
Decrease in accounts receivable, net	4,365	60,009	39,420
Increase in expendable spare parts and supplies, net	(2,681)	(4,061)	(9,990)
Increase in prepaid expenses	(45,932)	(64,350)	(7,635)
Decrease (increase) in other assets, net	(12,781)	5,319	42,252
Increase (decrease) in accounts payable	9,385	(61,525)	73,189
Increase (decrease) in air traffic liability	4,395	(6,894)	(18,800)
Increase (decrease) in accrued compensation and vacation benefits	19,796	(3,050)	5,373
Increase (decrease) in accrued taxes	(17,614)	(68,909)	(4,966)
Increase (decrease) in other accrued liabilities	(1,689)	28,348	(6,345)
Increase (decrease) in other liabilities	19,294	16,022	(2,512)

Net cash provided by (used in) operating activities	226,075	(21,287)	150,065

Cash flows from investing activities:
Purchases of property and equipment	(154,365)	(157,202)	(633,246)
Purchases of short-term investments	(61,722)	(69,987)	(45,863)
Sales of short-term investments	42,068	45,249	96,549
Purchases of investments in debt securities	(80,436)	—	—
Sales of investments in debt securities	10,300	—	—
Increase (decrease) in restricted cash	(23,908)	—	—
Proceeds from sales of aircraft	—	175,478	332,800
Proceeds from sales of other property and equipment	25,826	122	28,900
Proceeds from sale of NLG investment	348	—	—
Equipment purchase deposits and other	—	—	14,900

Net cash used in investing activities	(241,889)	(6,340)	(205,960)

Cash flows from financing activities
Proceeds from issuance of debt	86,828	435,386	423,422
Repayment of debt	(16,832)	(192,596)	(357,723)
Payment of debt issue costs	(3,236)	(36,987)	—
Other	(1,750)	2,600	—

Net cash provided by financing activities	65,010	208,403	65,699

Net increase in cash and cash equivalents	49,196	180,776	9,804
Cash and cash equivalents at beginning of year	334,679	153,903	144,099

Cash and cash equivalents at end of year	$383,875	$334,679	$153,903

Cash, cash equivalents, short-term investments and investments in debt securities at end of year	$497,505	$359,417	$153,903

See accompanying notes to financial statements.

AMERICA WEST AIRLINES, INC.
Statements of Stockholder’s Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

			ACCUMULATED
	ADDITIONAL	RETAINED	OTHER
	PAID-IN	EARNINGS/	COMPREHENSIVE
	CAPITAL	(DEFICIT)	INCOME	TOTAL
Balance at December 31, 2000	$519,748	$386,172	$—	$905,920

Net loss	—	(240,801)	—	(240,801)
Other comprehensive income:
Changes in the fair value of derivative financial instruments, net of tax	—	—	1,390	1,390

Total comprehensive income (loss)	—	(240,801)	1,390	(239,411)

Balance at December 31, 2001	519,748	145,371	1,390	666,509

Net loss	—	(389,700)	—	(389,700)
Other comprehensive income:
Changes in the fair value of derivative financial instruments, net of tax	—	—	640	640

Total comprehensive income (loss)	—	(389,700)	640	(389,060)

Non-cash capital contribution	35,384	—	—	35,384

Balance at December 31, 2002	555,132	(244,329)	2,030	312,833

Net income	—	61,286	—	61,286
Other comprehensive income:
Changes in the fair value of derivative financial instruments, net of tax	—	—	10,497	10,497

Total comprehensive income	—	61,286	10,497	71,783

Exercise of warrants	(17)	—	—	(17)

Balance at December 31, 2003	$555,115	$(183,043)	$12,527	$384,599

See accompanying notes to financial statements.

1. Basis of Presentation

     America West Holdings Corporation (“Holdings” or the “Company”) is a holding company that owns all of the stock of America West Airlines, Inc. (“AWA” or the “Airline”). The Leisure Company (“TLC”), previously a wholly owned subsidiary of Holdings, was merged into AWA on January 1, 2004 and continues to operate as the America West Vacations division of AWA. This transaction was accounted for as a reorganization of entities under common control. The Securities and Exchange Commission’s Regulations require AWA’s Financial Statements that were included in its 2003 Annual Report on Form 10-K to be updated to reflect the merger for the previously reported periods as if such merger had occurred January 1, 2001. All intercompany transactions between AWA and TLC have been eliminated.

     AWA accounted for most of the Company’s revenues and expenses in 2003. Based on 2003 operating revenues and available seat miles (“ASMs”), AWA is the eighth largest passenger airline in the United States with the lowest cost structure of the eight major hub-and-spoke airlines. At the end of 2003, AWA operated a fleet of 139 aircraft with an average fleet age of 10.7 years and served 62 destinations in North America, including eight in Mexico, three in Canada and one in Costa Rica. Through regional alliance and code share arrangements with other airlines, AWA served an additional 52 destinations in North America as of December 31, 2003. In 2003, AWA flew approximately 20.1 million passengers and generated revenues of approximately $2.2 billion.

     The condensed statements of operations for the years ended December 31, 2003, 2002 and 2001, after giving effect to the merger, are set forth below.

America West Airlines, Inc.
Condensed Statement of Operations
December 31, 2003

	AWA		Eliminations/
	As Reported	TLC	Adjustments		Combined
Total operating revenues	$2,215,360	$39,029	$(572	)(a)	$2,253,817
Total operating expenses	2,191,487	26,064	(572	)(a)	2,216,979

Operating income	23,873	12,965	—		36,838
Nonoperating expenses, net	(20,993)	(3,569)	—		(24,562)

Income before income taxes	44,866	16,534	—		61,400
Income taxes	114	6,424	(6,424	)(b)	114

Net income	$44,752	$10,110	$6,424		$61,286

(a)	TLC paid rent in the amount of $572,000 to AWA for space it occupied in certain AWA facilities. This rent was reflected in other revenues by AWA and in operating expenses by TLC. This adjustment eliminates those amounts.

(b)	TLC reported income tax expense of $6.4 million for the year ended December 31, 2003. On a combined basis, tax expense for the year ended December 31, 2003 was relatively unchanged as AWA’s tax benefits were utilized by TLC which correspondingly resulted in a decrease in AWA’s tax valuation allowance.

America West Airlines, Inc.
Condensed Statement of Operations
December 31, 2002

	AWA		Eliminations/
	As Reported	TLC	Adjustments		Combined
Total operating revenues	$2,011,290	$35,845	$(572	)(a)	$2,046,563
Total operating expenses	2,175,440	28,567	(572	)(a)	2,203,435

Operating income (loss)	(164,150)	7,278	—		(156,872)
Nonoperating income (expenses), net	55,409	(260)	—		55,149

Income (loss) before income tax benefit and cumulative effect of change in accounting principle	(219,559)	7,538	—		(212,021)
Income tax benefit	(30,484)	(60)	—		(30,544)

Income (loss) before cumulative effect of change in accounting principle	(189,075)	7,598	—		(181,477)
Cumulative effect of change in accounting principle	187,949	20,274	—		208,223

Net loss	$(377,024)	$(12,676)	$—		$(389,700)

(a)	TLC paid rent in the amount of $572,000 to AWA for space it occupied in certain AWA facilities. This rent was reflected in other revenues by AWA and in operating expenses by TLC. This adjustment eliminates those amounts.

America West Airlines, Inc.
Condensed Statement of Operations
December 31, 2001

	AWA		Eliminations/
	As Reported	TLC	Adjustments		Combined
Total operating revenues	$2,020,963	$45,105	$(580	)(a)	$2,065,488
Total operating expenses	2,444,360	36,384	(580	)(a)	2,480,164

Operating income (loss)	(423,397)	8,721	—		(414,676)
Nonoperating income (expenses), net	(97,174)	2,812	—		(94,362)

Income (loss) before income taxes (benefit)	(326,223)	5,909	—		(320,314)
Income taxes (benefit)	(83,108)	3,595	—		(79,513)

Net income (loss)	$(243,115)	$2,314	$—		$(240,801)

(a)	TLC paid rent in the amount of $580,000 to AWA for space it occupied in certain AWA facilities. This rent was reflected in other revenues by AWA and in operating expenses by TLC. This adjustment eliminates those amounts.

2. Summary of Significant Accounting Policies

     (a) Cash, Cash Equivalents and Short-term Investments

     Cash equivalents consist of all highly liquid debt instruments purchased with original maturities of three months or less. Short-term investments consist of cash invested in certain debt securities with original maturities greater than 90 days and less than one year. The debt securities are classified as held to maturity and are carried at amortized cost which approximates fair value.

     (b) Expendable Spare Parts and Supplies

     Flight equipment expendable spare parts and supplies are valued at average cost. An allowance for obsolescence is provided, over the estimated useful life of the related aircraft and engines, for spare parts expected to be on hand at the date the aircraft are retired from service.

     (c) Property and Equipment

     Property and equipment are recorded at cost. Interest capitalized on advance payments for aircraft acquisitions and on expenditures for aircraft improvements are part of these costs. Interest capitalized for the years ended December 31, 2003, 2002 and 2001 was $ 1.6 million, $3.0 million and $12.5 million, respectively. Property and equipment is depreciated and amortized to residual values over the estimated useful lives or the lease term, whichever is less, using the straight-line method.

     The estimated useful lives for AWA’s ground property and equipment range from three to 12 years for owned property and equipment and up to 30 years for the flight training facility. The estimated useful lives of AWA’s owned aircraft, jet engines, flight equipment and rotable parts range from five to 30 years. Leasehold improvements relating to flight equipment and other property on operating leases are amortized over the life of the lease or the life of the asset, whichever is shorter.

     AWA records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     (d) Restricted Cash

     Restricted cash includes cash deposits securing certain letters of credit and surety bonds, cash held by institutions that process credit card sales transactions and cash held in escrow for the first principal payment on the government guaranteed loan.

     (e) Aircraft Maintenance and Repairs

     Routine maintenance and repairs are charged to expense as incurred. The cost of major scheduled airframe, engine and certain component overhauls are capitalized and amortized over the periods benefited and are included in aircraft maintenance materials and repairs expense.

     In April 2003, AWA revised the estimated useful life for capitalized maintenance on certain of its engines driven by a new maintenance agreement that guarantees minimum cycles on engine overhauls. The net impact of this change in estimate increased net income for 2003 by $12.7 million.

     An accrual for the estimated cost of scheduled airframe and engine overhauls required to be performed on leased aircraft prior to their return to the lessors has also been recorded. These estimates are based on historical costs and our assumptions regarding the renewal of aircraft leases.

     (f) Derivative Instruments

     AWA’s fuel hedging contracts qualify as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as they hedge exposure to variable cash flows of forecasted transactions. Accordingly, the derivative hedging instrument is recorded as an asset or liability on the balance sheet at fair value and the effective portion of changes in the fair value are initially recorded in “Accumulated Other Comprehensive Income (Loss)” until the underlying fuel being hedged is used. The ineffective portion of changes in fair value are recorded in earnings.

     (g) Frequent Flyer Awards

     AWA maintains a frequent travel award program known as “FlightFund” that provides a variety of awards to program members based on accumulated mileage. The estimated cost of providing the free travel, using the incremental cost method as adjusted for estimated redemption rates, is recognized as a liability and charged to operations as program members accumulate mileage.

     AWA also sells mileage credits to companies participating in its FlightFund program, such as hotels, car rental agencies and credit card companies. Transportation-related revenue from the sale of mileage credits is deferred and recognized when transportation is provided.

     (h) Deferred Credit-Operating Leases

     Rents for operating leases were adjusted to fair market value when AWA emerged from bankruptcy in 1994. The net present value of the difference between the stated lease rates and the fair market rates has been recorded as a deferred credit in the accompanying balance sheets. The deferred credit will be increased through charges to interest expense and decreased on a straight-line basis as a reduction in rent expense over the applicable lease periods. At December 31, 2003 and 2002, the unamortized balance of the deferred credit was $44.6 million and $52.4 million, respectively.

     In January 2002, AWA closed a $429 million loan supported by a $380 million government loan guarantee. This loan triggered aircraft rent concessions negotiated with approximately 20 aircraft lessors. Approximately $18.1 million of aircraft rent, which was accrued as of December 31, 2001, was waived by the aircraft lessors. This amount has been recorded as a deferred credit in the accompanying balance sheet and will be amortized over the remaining lives of the applicable leases as a reduction in rent expense. At December 31, 2003, the unamortized balance of the deferred credit was approximately $7.8 million.

     (i) Passenger Revenue

     Passenger revenue is recognized when transportation is provided. Ticket sales for transportation which has not yet been provided are recorded as air traffic liability. Passenger traffic commissions and related fees are expensed when the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense. Due to complex pricing structures, refund and exchange policies, and interline agreements with other airlines, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized. These estimates are generally based on the statistical analysis of the Company’s historical data. Any adjustments resulting from periodic evaluations of the estimated air traffic liability are included in results of operations during the period in which the evaluations are completed.

     (j) Reorganization Value in Excess of Amounts Allocable to Identifiable Assets (“ERV”)

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. SFAS No. 142 does not permit the amortization of goodwill as required by APB Opinion No. 17, “Intangible Assets.” Rather, goodwill is subject to a periodic impairment test, using a two-step process. The first step is to identify a potential impairment. The second step of the goodwill impairment test measures the amount of the impairment loss, using a fair value-based approach. Under SFAS No. 142, ERV is reported as goodwill and accounted for in the same manner as goodwill. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001. Upon adoption of this statement on January 1, 2002, AWA recorded an impairment loss of $187.9 million, which was supported by an independent valuation of the Company. The impairment loss was recorded as the cumulative effect of a change in accounting principle. Prior to adoption of SFAS No. 142, ERV was amortized on a straight line basis over 20 years.

     The following table presents reported net income (loss) exclusive of ERV amortization expense for the years ended December 31, 2003, 2002 and 2001.

	For the Year Ended December 31,
	2003	2002	2001
	(in thousands)
Reported net income (loss)	$61,286	$(389,700)	$(240,801)
ERV amortization (1)	—	—	21,496

Adjusted net income (loss)	$61,286	$(389,700)	$(219,305)

     (1) Amortization of ERV is not a tax-deductible expense.

     (k) Advertising Costs

     AWA expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2003, 2002 and 2001 was $9.0 million, $10.6 million and $13.8 million, respectively.

     (l) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is established, if necessary, for the amount of any tax benefits that, based on available evidence, are not expected to be realized.

     (m) Stock Options

     Certain of AWA’s employees are eligible to participate in the stock option plans of Holdings. Holdings accounts for its stock option plans in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Accordingly, no compensation cost has been recognized for stock options in Holdings’ condensed consolidated financial statements. Had Holdings determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, “Accounting for Stock-Based Compensation,” and allocated the compensation expense to AWA for its employees participating in the stock option plans, AWA’s net income (loss) would have been reduced to the pro forma amounts indicated below:

	For the Year Ended December 31,
	2003	2002	2001
	(in thousands)
Net income (loss), as reported	$61,286	$(389,700)	$(240,801)
Stock-based compensation expense	(4,320)	(3,709)	(4,173)

Pro forma net income (loss)	$56,966	$(393,409)	$(244,974)

     (n) New Accounting Standards

     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 is effective for variable interest entities created after January 31, 2003 and to any variable interest entities in which the company obtains an interest after that date. FIN No. 46 was originally effective for the quarter ending September 30, 2003 for variable interest entities in which the company held a variable interest that it acquired before February 1, 2003. However, in October 2003, the FASB deferred the effective date for implementation of FIN No. 46 until December 31, 2003. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources - Off-Balance Sheet Arrangements — The Pass Through Trusts,” AWA is the lessee in a series of leveraged lease financings covering 54 leased aircraft. AWA does not provide residual value guarantees under these lease arrangements. Each lease contains a purchase option that allows AWA to purchase the aircraft at a fixed price, which at the inception of the lease approximated the aircraft’s expected fair market value at the option date, near the end of the lease term. In addition, AWA is also the lessee under certain long-term leases at various airports. At certain of these airports, municipalities have issued revenue bonds to improve airport facilities that are leased by AWA and accounted for as operating leases. AWA does not guarantee the underlying debt related to these operating leases. Based upon its analysis, which considered the structure of the respective arrangements and related expected cash flows, AWA currently believes it is not the primary beneficiary, as defined by FIN No. 46, under these arrangements. Accordingly, AWA adopted FIN No. 46 effective December 31, 2003 with no material impact on its financial condition or results of operations.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for certain contracts entered into or modified by AWA after June 30, 2003. AWA adopted SFAS No. 149 effective July 1, 2003 with no material impact on its financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer and that, therefore, the issuer must classify them as liabilities. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets and certain obligations to issue a variable number of shares. SFAS No. 150 was effective immediately for all financial instruments entered into or modified after May 31, 2003. For all other instruments, SFAS No. 150 was effective at the beginning of the third quarter of 2003. AWA adopted SFAS No. 150 effective July 1, 2003 with no material impact on its financial condition or results of operations.

     (o) Use of Estimates

     Management of AWA has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

     (p) Reclassification

     Certain reclassifications have been made to the prior years’ financial statements to conform to the current year’s presentation.

3. Emergency Wartime Supplemental Appropriations Act

     In April 2003, the Senate and House of Representatives of the United States of America passed, and the President signed, the Emergency Wartime Supplemental Appropriations Act to provide certain aviation-related assistance. The bill included the following key provisions:

•	$2.3 billion of the appropriation was for grants by the TSA to U.S. air carriers based on the proportional share each carrier had paid or collected as of the date of enactment of the legislation for passenger security and air carrier security fees. In May 2003, AWA received approximately $81.3 million representing its proportional share of passenger security and air carrier security fees paid or collected as of April 2003. AWA recorded this amount as nonoperating income in the accompanying statements of operations. See

Note 14, “Nonoperating Income (Expenses) — Other, Net.”

•	The TSA would not impose passenger security fees during the period beginning June 1, 2003 and ending September 30, 2003.

•	$100 million of the appropriation would be available to compensate air carriers for the direct costs associated with the strengthening of flight deck doors and locks on aircraft. AWA received approximately $4.6 million in 2003 as reimbursement for the costs of reinforcing flight deck doors and locks.

•	Aviation war risk insurance provided by the federal government is extended until August 2004.

•	Certain airlines that received the aviation-related assistance, principally those airlines with trans-Pacific or trans-Atlantic flights, agreed to limit the total cash compensation for certain executive officers during the 12-month period beginning April 1, 2003 to an amount equal to the annual salary paid to that officer during the air carrier’s fiscal year 2002. Any violation of this agreement would have required the carrier to repay to the government the amount reimbursed for airline security fees. Since AWA does not operate trans-Pacific or trans-Atlantic flights, AWA was not subject to this provision.

4. Investments in Debt Securities

     Cash equivalents and short-term investments as of December 31 are classified as follows:

	2003	2002
	(in thousands)
Cash and cash equivalents:
Corporate notes	$253,931	$184,012
Cash and money market funds	128,441	150,667
U.S. government securities	1,503	—

Total cash and cash equivalents	$383,875	$334,679

Short-term investments:
Corporate notes	$69,120	$24,738
U.S. government securities	3,770	—

Total short-term investments	72,890	24,738

Total cash equivalents and short-term investments	$456,765	$359,417

     In addition, AWA had long-term investments in debt securities of $40.7 million as of December 31, 2003. Long-term investments consist of cash invested in certain debt securities with maturities greater than one year. The debt securities are classified as held to maturity and are carried at amortized cost which approximates fair value.

5. Financial Instruments and Risk Management

     (a) Fair Value of Financial Instruments

     Cash Equivalents, Short-term Investments and Receivables

     The carrying amount approximates fair value because of the short-term nature of these instruments.

     Warrants

     AWA is the holder of warrants in a number of on-line ventures that are not public. The fair value of these warrants is not readily determinable. Accordingly, the investments are carried at cost, which was not material at December 31, 2003 or 2002.

     Long-term Debt

     At December 31, 2003 and 2002, the fair value of long-term debt was approximately $845.6 million and $657.9 million, respectively. AWA’s variable rate long-term debt with a carrying value of $555.9 million and $570.4 million at December 31, 2003 and 2002, respectively, approximates fair value because these borrowings have variable interest rate terms that approximate market interest rates for similar debt instruments. The fair values of

AWA’s other long-term debt are determined based on quoted market prices if available or market prices for comparable debt instruments.

     (b) Fuel Price Risk Management

     Under its fuel hedging program, AWA may enter into certain hedging transactions with approved counterparties for a period generally not exceeding 12 months. As of December 31, 2003, AWA had entered into costless collar transactions hedging approximately 11% of its projected 2004 fuel requirements. The fair value of AWA’s financial derivative instruments was a net asset of approximately $21.2 million and $3.6 million at December 31, 2003 and 2002, respectively.

     AWA is exposed to credit risks in the event any counterparty fails to meet its obligations. AWA does not anticipate such non-performance as counterparties are selected based on credit ratings, exposure to any one counterparty is limited based on formal guidelines and the relative market positions with such counterparties are closely monitored.

     (c) Concentration of Credit Risk

     AWA does not believe it is subject to any significant concentration of credit risk. Most of AWA’s receivables result from tickets sold to individual passengers through the use of major credit cards or from tickets sold by other airlines and used by passengers on AWA. These receivables are short-term, generally being settled shortly after the sale.

6. Advances to Parent Company and Affiliate

     In January 2002, AWA closed a $429 million loan supported by a $380 million government loan guarantee. The terms of this loan and AWA’s secured term loan restrict Holdings’ and AWA’s ability to incur additional indebtedness or issue equity unless the proceeds of those transactions are used to prepay the government guaranteed loan and the term loan. Accordingly, as a result of this transaction, AWA’s net advances to Holdings have been classified in “Other Assets” on AWA’s balance sheet.

     AWA’s net advances to Holdings were approximately $213.1 million and $223.7 million at December 31, 2003 and 2002, respectively. The decrease in 2003 was due to the sale of the Company’s investment in National Leisure Group in exchange for approximately $10.5 million face value of AWA’s 10 3/4% senior unsecured notes. See Note 5, “Financial Instruments and Risk Management - (a) Fair Value of Financial Instruments” in Notes to Financial Statements of AWA.

7. Long-Term Debt

     Long-term debt at December 31, 2003 and 2002 consists of the following:

	2003	2002
	(in thousands)
Secured
Equipment notes payable, variable interest rates of 2.13% to 2.63%, averaging 2.21%, installments due 2004 through 2008	$48,454	$58,126
Term loan, variable interest rate of 3.44%, installments due 2005 through 2007 (a)	74,775	74,758

	123,229	132,884

Unsecured
Government guaranteed loan, variable interest rate of 1.50% installments due 2004 through 2008 (b)	429,000	429,000
10 3/4% senior unsecured notes, interest only payments until due in 2005 (c)	39,548	49,998
7.5% convertible senior notes, interest only payments until due in 2009 (d)	104,328	97,894
7.25% senior exchangeable notes, due 2023 with cash interest at 2.49% payable through 2008 and original issue discount of 7.25% thereafter (e)	252,695	—
Equipment notes payable, interest rates of 90-day LIBOR +1.25%, averaging 2.41%, installments due through 2004	5,250	7,000
Industrial development bonds, fixed interest rate of 6.3% due 2023 (f)	29,300	29,300
State loan, variable interest rate of 4.71%, installments due 2004 through 2007	1,500	1,500
Promissory note, fixed interest rate of 10%, due in 2003	—	2,443

	861,621	617,135

Total long-term debt	984,850	750,019
Less: Unamortized discount on debt	(191,986)	(29,920)
Current maturities	(103,899)	(19,116)

	$688,965	$700,983

(a)	In connection with the closing of the government guaranteed loan and the related transactions, AWA converted its existing revolving credit facility into a term loan with the Mizuho Corporate Bank, Ltd., as successor by merger to the Industrial Bank of Japan, Limited, and certain other lenders. Principal amounts under the term loan become due in two installments of $30 million on December 31, 2005 and December 31, 2006 with the remaining amounts becoming due and payable in full on December 31, 2007. Principal amounts outstanding under the term loan bear interest at a rate per annum equal to, at AWA’s option, either the Base Rate or the Eurodollar Rate (which is based on LIBOR), in each case plus an applicable margin. The applicable margin adjusts based on the length of time the term loan has been outstanding. The term “Base Rate” has a meaning customary and appropriate for financings of this type. In addition, principal amounts outstanding under the term loan bear interest in kind at a rate of 2% through December 31, 2004. The balance at December 31, 2003 includes $3.1 million of interest paid in kind through December 31, 2003.

The prepayment requirements and covenants of the term loan are substantially similar to those of the government guaranteed loan. AWA may, at its option, prepay the term loan without premium or penalty, subject to reimbursement of the lenders’ breakage costs in the case of prepayment of loans bearing the Eurodollar Rate. In October 2003, AWA made a repayment of approximately $1.5 million as a result of the removal of three aircraft and two engines from the collateral base for the loan. The term loan is secured by a first priority perfected security interest in certain of AWA’s spare engines, rotable aircraft parts inventory and a maintenance facility. We may be required to prepay portions of the loan if the fair market value of the collateral, as determined by independent appraisers, decreases. The term loan contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

(b)	In January 2002, AWA closed a $429 million loan backed by a $380 million federal loan guarantee provided by the Air Transportation Stabilization Board (the “ATSB”). Certain third-party counter-guarantors have fully and unconditionally guaranteed the payment of an aggregate of $45 million of the outstanding principal amount under the government guaranteed loan plus accrued and unpaid interest thereon. In addition, Holdings has fully and unconditionally guaranteed the payment of all principal, premium, interest and other obligations outstanding under the government guaranteed loan and has pledged the stock of AWA to secure its obligations under such guarantee. Principal amounts under this loan become due in ten installments of $42.9 million on each March 31 and September 30, commencing on March 31, 2004 and ending on September 30, 2008. Principal amounts outstanding under the government guaranteed loan bear interest at a rate per annum equal to LIBOR plus 40 basis points.

Subject to certain exceptions, AWA is required to prepay the government guaranteed loan with:

•	the net proceeds of all issuances of debt or equity by either Holdings or AWA after January 2002;

•	proceeds from asset sales in excess of $20 million in any fiscal year to the extent such proceeds are not applied to redeem AWA’s 103/4% senior notes due 2005; and

•	insurance proceeds in excess of $2 million to the extent such proceeds are not used to restore or replace the assets from which such proceeds are derived.

In addition, AWA is required to prepay the government guaranteed loan upon a change in control and we may be required to prepay portions of the loan if our employee compensation costs exceed a certain threshold. AWA may, at its option, prepay the government guaranteed loan without premium or penalty, subject to reimbursement of the lenders’ breakage costs in the case of prepayment of LIBOR loans.

The government guaranteed loan requires that AWA maintain a minimum cash balance of $100 million. In addition, the government loan contains customary affirmative covenants and the following negative covenants: restrictions on liens, investments, restricted payments, fundamental changes, asset sales and acquisitions, the creation of new subsidiaries, sale and leasebacks, transactions with affiliates, the conduct of business, mergers or consolidations, issuances and dispositions of capital stock of subsidiaries, and amendments to other indebtedness. The government guaranteed loan contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

(c)	In August 1995, AWA issued $75.0 million principal amount of 103/4% senior unsecured notes due 2005 of which $39.5 million remained outstanding at December 31, 2003. Interest on the 103/4% senior notes is payable semiannually in arrears on March 1 and September 1 of each year.

AWA may redeem the 103/4% senior notes, in whole or in part, at any time after September 1, 2003 at a redemption price of 100%.

If AWA undergoes a change of control, it may be required to repurchase the 103/4% senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If AWA sells certain assets, it may be required to use the net cash proceeds to repurchase the 103/4% senior notes at 100% of the principal amount, plus accrued and unpaid interest, to the date of purchase.

The indenture governing the 103/4% senior notes contains certain covenants that, among other things, limit the Company’s ability to pay dividends or make distributions to stockholders, repurchase or redeem capital stock, make investments or other restricted payments, enter into transactions with stockholders and affiliates, sell assets (including the stock of the Company’s subsidiaries) and merge or consolidate with other companies. The indenture governing the 103/4% senior notes also contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

(d)	In connection with the closing of the government guaranteed loan and the related transactions, Holdings issued $104.5 million of 7.5% convertible senior notes due 2009, of which approximately $104.3 million remained outstanding at December 31, 2003 (including $13.6 million of interest paid through December 31, 2003 as a deemed loan added to the initial principal thereof). Beginning January 18, 2005, these notes are convertible into shares of class B common stock, at the option of the holders, at an initial conversion price of $12.00 per share or a conversion ratio of approximately 83.333 shares per $1,000 principal amount of such notes, subject to standard anti-dilution adjustments. Interest on the 7.5% convertible senior notes is payable semiannually in arrears on June 1 and December 1 of each year. At Holdings’ option, the first six interest payments may be paid in the form of a deemed loan added to the principal amount of these notes. The 7.5% convertible senior notes will mature on January 18, 2009 unless earlier converted or redeemed. The payment of principal, premium and interest on the 7.5% convertible senior notes is fully and unconditionally guaranteed by AWA.

Holdings may redeem some or all of the 7.5% convertible senior notes at any time before January 18, 2005, at a redemption price equal to $1,000 per note to be redeemed if (A) the closing price of the class B common stock has exceeded 120% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the mailing of the redemption notice, and (B) a shelf registration statement covering resales of the notes and the class B common stock issuable upon conversion thereof is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required. Holdings may redeem the 7.5% convertible senior notes, in whole or in part, on or after January 18, 2005 at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the twelve-month period commencing on January 18 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Redemption Price
2005	103.75%
2006	102.50%
2007	101.25%
2008 and thereafter	100.00%

For financial reporting purposes, the Company recorded the convertible senior notes at their fair market value on the date of issuance. The balance at December 31, 2003 is net of an unamortized discount of $25.9 million.

(e)	In July and August of 2003, AWA completed a private placement of approximately $86.8 million issue price of 7.25% Senior Exchangeable Notes due 2023. The notes bear cash interest until July 30, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing original issue discount daily at a rate of 7.25% per year until maturity. Each note was issued at a price of $343.61 and is exchangeable for class B common stock of Holdings at an exchange ratio of 32.038 shares per $1,000 principal amount at maturity of the notes (subject to adjustment in certain circumstances). This represents an equivalent conversion price of approximately $10.73 per share. The aggregate amount due at maturity, including accrued original issue discount from July 31, 2008, will be $252,695,000. The notes are unconditionally guaranteed on a senior unsecured basis by Holdings.

Holders may exchange their notes for the shares of class B common stock of Holdings in any fiscal quarter commencing after September 30, 2003, if, as of the last day of the preceding fiscal quarter, the closing sale price of the class B common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the accreted exchange price per share of Class B common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be exchangeable at any time at the option of the holder through maturity. The accreted exchange price per share as of any day will equal the issue price of a note plus accrued original issue discount to that day divided by 32.038, subject to any adjustments to the exchange rate through that day.

On or before July 30, 2018, a holder also may exchange its notes for shares of the Class B common stock at any time after a 10 consecutive trading-day period in which the average of the trading prices for the notes for that 10 trading-day period was less than 103% of the average exchange value for the notes during that period. Exchange value is equal to the product of the closing sale price for the shares of Class B common stock on a given day multiplied by the then current exchange rate, which is the number of shares of Class B common stock for which each note is then exchangeable.

In addition, the holders may exchange the notes if the notes have been called for redemption or if certain specified corporate transactions have occurred.

Holders of the notes may require AWA to repurchase the notes at a price equal to the original issue price plus accrued cash interest and original issue discount, if any, on July 30, 2008, 2013 and 2018. The purchase price of such notes may be paid in cash or class B common stock of Holdings, subject to certain restrictions. In addition, each holder may require AWA to purchase all or a portion of such holder’s notes upon the occurrence of certain change of control events concerning AWA or Holdings. AWA may redeem the notes, in whole or in part, on or after July 30, 2008 at a price equal to the original issue price plus accrued cash interest and original issue discount, if any.

(f)	The industrial development revenue bonds are due April 2023. Interest at 6.3% is payable semiannually (April 1 and October 1). The bonds are subject to optional redemption prior to the maturity date on or after April 1, 2008, in whole or in part, on any interest payment date at the following redemption prices: 102% on April 1 or October 1, 2008; 101% on April 1 or October 1, 2009; and 100% on April 1, 2010 and thereafter.

     Secured financings totaling $123.2 million are collateralized by assets, primarily aircraft, engines, simulators, rotable aircraft parts and AWA’s hangar facility, with a net book value of $292.9 million at December 31, 2003.

     At December 31, 2003, the estimated maturities of long-term debt are as follows:

(in thousands)
2004	103,899
2005	163,903
2006	124,355
2007	105,487
2008	100,883
Thereafter	386,323

$984,850

     Certain of the Company’s long-term debt agreements contain minimum cash balance requirements and other covenants with which Holdings and AWA are in compliance. Certain of these covenants restrict the Company’s ability to pay cash dividends on its common stock and make certain other restricted payments (as specified therein). Finally, AWA’s long-term debt agreements contain cross-default provisions, which may be triggered by defaults by AWA under other agreements relating to indebtedness. See “Risk Factors Relating to America West and Industry Related Risks — Our high level of indebtedness and fixed costs limits our ability to fund general corporate requirements and obtain additional financing, limits our flexibility in responding to competitive developments and increases our vulnerability to adverse economic and industry conditions.”

8. Commitments and Contingencies

     (a) Leases

     As of December 31, 2003, the Company had 132 aircraft under operating leases with remaining terms ranging from seven months to approximately 21 years. In January 2002, AWA closed a $429 million loan supported by a $380 million government loan guarantee that resulted in a restructuring of its aircraft lease commitments. Under the restructured lease agreements, annual rent payments have been reduced for each of the next five years. Certain of these leases contain put options pursuant to which the lessors could require AWA to renew the leases for periods ranging from eight months to 8.7 years or call options pursuant to which the lessors could require AWA to return the aircraft to the lessors upon receipt of four to nine months written notice. The Company also has options to purchase certain of the aircraft at fair market values at the end of the lease terms. Certain of the agreements require security deposits, minimum return provisions and maintenance reserve payments.

     Since AWA’s restructuring in 1994, AWA has set up 19 pass through trusts, which have issued over $1.4 billion of pass through trust certificates (also known as “Enhanced Equipment Trust Certificates” or “EETC”) covering the financing of 54 aircraft. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of aircraft. Rather than finance each aircraft separately when such aircraft is purchased or delivered, these trusts allow AWA to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase or delivery of the relevant aircraft. The trusts are also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financings to AWA.

     Each trust covered a set amount of aircraft scheduled to be delivered within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at AWA’s election, either by AWA in connection with a mortgage financing of the aircraft or by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to AWA. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor guaranteed by, Holdings or AWA. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of AWA and in the case of leveraged lease financings, the leases are direct obligations of AWA. In addition, neither Holdings nor AWA guarantee or participate in any way in the residual value of the leased aircraft. All aircraft financed by these trusts are currently structured as leveraged lease financings, which are not reflected as debt on the balance sheets of either AWA or Holdings.

     AWA’s 2001-1 Pass Through Trusts provided for the financing of nine Airbus A319 aircraft and five Airbus A320 aircraft, all of which were delivered in 2001 and 2002.

     As a result of the rent restructuring associated with the government guaranteed loan, one aircraft lease was amended to include a bargain purchase option. As a result, this lease has been classified as a capital lease in accordance with SFAS No. 13, “Accounting for Leases,” as amended, with an asset value of $16.0 million and corresponding lease obligation of $11.6 million at December 31, 2003.

     In April 2003, one aircraft lessor exercised its put rights under the aircraft lease agreement to extend the lease for one Boeing 737-300 aircraft for an additional 18 months.

     In July 2003, one aircraft lessor exercised its put right under its aircraft lease agreement to extend the lease for one Boeing 737-300 aircraft for an additional 24 months. Upon exercising this right, the lessor agreed to relinquish its interest in approximately $1.0 million face value of 7.5% convertible senior notes it received as compensation for certain concessions granted under the restructuring completed on January 18, 2002.

     In November 2003, one aircraft lessor exercised its put right under its aircraft lease agreement to extend the lease for one Boeing 737-300 aircraft for an additional 42 months.

     The Company also leases certain terminal space, ground facilities and computer and other equipment under noncancelable operating leases.

     At December 31, 2003, the scheduled future minimum cash rental payments under capital leases and noncancelable operating leases with initial terms of more than one year are as follows:

	Capital	Operating
Years Ending December 31,	Leases	Leases
	(in thousands)
2004	$4,689	$349,670
2005	4,744	330,638
2006	4,988	303,544
2007	1,773	285,487
2008	—	236,556
Thereafter	—	1,895,601

Total minimum lease payments	16,194	$3,401,496

Less: Amounts of lease payments that represent interest	(4,285)

Present value of future minimum capital lease payments.	11,909
Less: Current obligations under capital leases	(3,442)

Long-term capital lease obligations	$8,467

     Rent expense (excluding landing fees) was approximately $407 million, $409 million and $457 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     Collectively, the operating lease agreements require security deposits with lessors of $21.3 million, which have been classified as “Other Assets, Net” in the accompanying balance sheets, and bank letters of credit of $13.8 million. The letters of credit are collateralized by $13.9 million of restricted cash.

     (b) Revenue Bonds

     In June 1999, Series 1999 special facility revenue bonds (“new bonds”) were issued by a municipality to fund the retirement of the Series 1994A bonds (“old bonds”) and the construction of a new concourse with 14 gates at Terminal 4 in Phoenix Sky Harbor International Airport in support of AWA’s strategic growth plan. The new bonds are due June 2019 with interest accruing at 6.25% per annum payable semiannually on June 1 and December 1, commencing on December 1, 1999. The new bonds are subject to optional redemption prior to the maturity date on or after June 1, 2009 in whole or in part, on any interest payment date at the following redemption prices: 101% on June 1 or December 1, 2009; 100.5% on June 1 or December 1, 2010; and 100% on June 1, 2011 and thereafter. In accordance with EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction,” the Company accounts for this as an operating lease.

     In connection with these bonds, AWA entered into an Amended and Restated Airport Use Agreement, pursuant to which AWA agreed to make sufficient payments to the Industrial Development Authority (“IDA”) to cover the principal and interest of the bonds and to indemnify the IDA for any claims arising out of the issuance and sale of the bonds and the use and occupancy of the concourses financed by these bonds and the old bonds. At December 31, 2003, the outstanding principal amount of the bonds was $21.8 million. AWA estimates its remaining payments to cover the principal and interest of these bonds will be approximately $42.9 million.

     (c) Aircraft Acquisitions

     In January 2002, upon closing of the $429 million loan supported by a $380 million government loan guarantee, AWA restructured its aircraft purchase commitment to AVSA. As a result, 17 new Airbus aircraft previously scheduled for delivery in 2003 and 2004 were deferred by a total of 505 aircraft-months to 2004 through 2007. At December 31, 2003, AWA had firm commitments to AVSA for a total of 15 Airbus A318-100, one Airbus A319-100 and three Airbus A320-200 aircraft with delivery through 2007 at a cost of approximately $719 million. The agreement with AVSA also includes options to purchase an additional 17 A320 family aircraft during 2006 through 2008 and purchase rights for an additional 25 aircraft in the A320 family of aircraft for delivery in 2005 to 2008.

     AWA has an agreement with International Aero Engines (“IAE”) which provides for the purchase by AWA of four new V2500-A5 spare engines scheduled for delivery through 2004 for use on certain of the A320 fleet. At December 31, 2003, the four engines have an estimated aggregate cost of $19 million.

     The following table reflects estimated cash payments under the restructured aircraft purchase agreement with AVSA and the IAE engine contract. Actual payments may vary due to inflation factor adjustments and changes in the delivery schedule of the equipment. The estimated cash payments include progress payments that will be made in cash, as opposed to being financed under an existing progress payment financing facility.

(in thousands)
2004	$91,266
2005	84,780
2006	223,362
2007	263,941

663,349

     (d) Sale-Leaseback Transactions

     As part of the restructuring completed on January 18, 2002, AWA committed to the sale and leaseback of eight aircraft. The sales and leaseback of six of these aircraft were completed in 2002 and resulted in losses of approximately $3.8 million. The sale and leaseback of one aircraft was completed in June 2003 and resulted in a loss of approximately $0.6 million. The sale and leaseback of the final aircraft was completed in September 2003 and resulted in a loss of approximately $0.7 million. The losses on the sale-leaseback transactions, which were subject to a firm commitment in January 2002, were accrued in the accompanying statements of operations classified in “Special Charges” in the first quarter of 2002. See Note 13, “Special Charges.”

     (e) Contingent Legal Obligations

     Holdings and its subsidiaries are parties to various legal proceedings, including some purporting to be class action suits, and some which demand large monetary damages or other relief, which, if granted, would require significant expenditures. In certain cases where it is probable that the outcome will result in monetary damages, AWA has reviewed available information and determined that the best estimate of losses to be incurred related to these cases is $2 million, which has been accrued. For those cases where a loss is possible, or cases where a range of loss is probable but no amount within the range is a better estimate than any other amount, the estimated amount of exposure ranges from $0 to $25 million. In these instances, no accrual has been recorded.

     (f) General Guarantees and Indemnifications

     AWA is the lessee under many aircraft financing agreements (including leveraged lease financings of aircraft under the pass through trusts) and real estate leases. It is common in such transactions for AWA as the lessee to agree to indemnify the lessor and other related third parties for the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft, and for tort liabilities that arise out of or relate to AWA’s use or occupancy of the leased asset. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, in the case of real estate leases, AWA typically indemnifies such parties for any environmental liability that arises out of or relates to AWA’s use of the leased premises. AWA expects that it would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to leased real estate and operated aircraft.

9. Income Taxes

     AWA is included in Holdings’ consolidated income tax return. Income tax expense in the accompanying statements of operations has been determined on a separate company basis.

     AWA recorded income tax expense (benefit) as follows:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Current taxes:
Federal	$114	$(27,692)	$(33,830)
State	—	—	—

Total current taxes	114	(27,692)	(33,830)
Deferred taxes	—	—	(45,683)

Total income tax expense (benefit)	$114	$(27,692)	$(79,513)

     AWA’s emergence from bankruptcy reorganization in 1994 and the associated implementation of fresh start reporting gave rise to significant items of expense for financial reporting purposes that are not deductible for income tax purposes. In large measure, it is these nondeductible (for income tax purposes) expenses that result in an effective tax expense (benefit) rate for financial reporting purposes that differs from the current federal statutory income tax rate of 35% for the year ended December 31, 2001.

     Income tax expense (benefit) differs from amounts computed at the federal statutory income tax rate as follows:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Income tax expense (benefit) at the federal statutory income tax rate	$21,490	$(74,208)	$(112,110)
State income tax expense (benefit), net of federal income tax expense (benefit)	2,532	(7,920)	(8,770)
Nondeductible write-off of ERV in connection with asset impairment charge	—	—	22,421
Nondeductible amortization of ERV	—	—	7,523
State rate change	(3,229)	—	—
Change in valuation allowance	(17,532)	44,461	7,012
Expired tax credits	—	7,988	409
Other, net	(3,147)	1,987	4,002

Total	$114	$(27,692)	$(79,513)

     As of December 31, 2003, AWA has available net operating loss carryforwards (“NOLs”) and tax credit carryforwards for federal income tax purposes of approximately $303.6 million and $1.2 million, respectively. The NOLs expire during the years 2007 through 2017 while approximately $0.3 million of the tax credit carryforwards expire during the years 2004 through 2006. However, such carryforwards are not available to offset federal (and in certain circumstances, state) alternative minimum taxable income. Further, as a result of a statutory “ownership change” (as defined for purposes of Section 382 of the Internal Revenue Code) that occurred as a result of AWA’s reorganization in 1994, AWA’s ability to utilize its NOLs and tax credit carryforwards may be restricted.

     In September 2003, Holdings filed its 2002 consolidated income tax return with the IRS, which included a claim to carryback losses incurred in 2002 to the tax years 1999 and 2000. This resulted in a refund of approximately $3.1 million, of which substantially all was received in the fourth quarter of 2003.

     Composition of Deferred Tax Items:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, the significant components of AWA’s deferred tax assets and liabilities are a result of the temporary differences related to the items described as follows:

	Year Ended December 31,
	2003	2002
	(in thousands)
Deferred income tax liabilities
Property and equipment, principally depreciation and “fresh start” differences	$(104,988)	$(112,213)

Total deferred tax liability	(104,988)	(112,213)

Deferred tax assets
Aircraft leases	18,711	18,634
Frequent flyer accrual	5,958	6,240
Vacation pay accrual	12,242	—
Net operating loss carryforwards	126,882	160,248
Tax credit carryforwards	1,163	1,874
Other	1,102	3,819

Total deferred tax assets	166,058	190,815
Valuation allowance	(61,070)	(78,602)

	104,988	112,213

Net deferred tax asset (liability)	$—	$—

     SFAS No. 109, “Accounting for Income Taxes,” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the company’s performance, the market environment in which the company operates, forecasts of future profitability, the utilization of past tax credits, length of carryforward periods and similar factors. SFAS No. 109 further states that it is difficult to conclude that a valuation allowance is not needed when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment.

     AWA was in a cumulative loss position for the three years ended December 31, 2002. Accordingly, a full valuation allowance has been established relating to AWA’s net deferred tax assets since December 31, 2002. We expect to continue to record a full valuation allowance on future tax benefits until we can sustain an appropriate level of profitability..

10. Capital Stock

     Common Stock

     The holders of common stock are entitled to one vote for each share of stock held by the holder. Holders of common stock have no right to cumulate their votes in the election of directors. The holders of common stock are entitled to receive, when and if declared by the Board of Directors, out of the assets of AWA which are by law available, dividends payable either in cash, in stock or otherwise.

     Warrants

     As compensation for various elements of the Company’s financial restructuring completed in January 2002, Holdings issued a warrant to purchase 18.8 million shares of its Class B common stock to the federal government and additional warrants to purchase 3.8 million shares of its Class B common stock to other loan participants, in each case at an exercise price of $3 per share and a term of ten years. For accounting purposes, the warrants were valued at $35.4 million, or $1.57 per share, using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0.0%, risk-free interest rate of 4.8%, volatility of 44.9% and an expected life of ten years. The warrants were recorded by AWA as a non-cash capital contribution in the accompanying statements of stockholder’s equity and comprehensive income (loss) and classified as “Other Assets, Net” in the accompanying balance sheets. The warrants will be amortized over the life of the government guaranteed loan as an increase to interest expense. In the third quarter of 2003, approximately 2.6 million warrants were exercised at $3 per share. The warrant exercises were cashless transactions resulting in the issuance of approximately 1.6 million shares of Holdings’ Class B common stock.

11. Other Comprehensive Income (Loss)

     Other comprehensive income (loss) includes changes in the fair value of derivative financial instruments that qualify for hedge accounting. For the year ended December 31, 2003, AWA recorded total comprehensive income of $55.2 million compared to a total comprehensive loss of $376.4 million and $241.7 million for the years ended December 31, 2002 and 2001, respectively. The difference between net income (loss) and comprehensive income (loss) for the years ended December 31, 2003, 2002 and 2001 is detailed in the following table:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net income (loss)	$61,286	$(389,700)	$(240,801)
Unrealized gains (losses) on derivative instruments, net of deferred taxes of $1,190 in 2001	20,206	1,178	(3,146)
Reclassification adjustment to net income (loss) of previously reported unrealized losses (gains) on derivative instruments, net of taxes of $1,715 in 2001	(9,709)	(538)	4,536
Unrealized losses on marketable equity securities, net of deferred taxes of $121 in 2001	—	—	(199)
Realized losses on marketable equity securities, net of taxes of $795 in 2001	—	—	1,307

Total other comprehensive income	10,497	640	2,498

Comprehensive income (loss)	$71,783	$(389,060)	$(238,303)

12. Employee Benefit Plan

     The Company has a 401(k) defined contribution plan, covering essentially all employees of AWA. Participants may contribute from 1 to 15% of their pretax earnings to a maximum of $12,000 in 2003. AWA’s matching contribution is determined annually by the Board of Directors. AWA’s contribution expense to the plan totaled $8.6 million, $8.6 million and $8.0 million in 2003, 2002 and 2001, respectively.

13. Special Charges

     In February 2003, AWA announced the elimination of its hub operations in Columbus, Ohio. As a result, 12 regional jets, all of which were operated by Chautauqua Airlines under the America West Express banner, have been phased out of the fleet. In addition, the hub has been downsized from 49 daily departures to 15 destinations to four flights per day to Phoenix and Las Vegas. Service to New York City La Guardia Airport was also eliminated because perimeter rules at the airport prohibit flights beyond 1,500 miles, precluding service from AWA’s hubs in Phoenix and Las Vegas. In the first and second quarters of 2003, AWA recorded special charges of $1.0 million and $9.6 million, respectively, related to the costs associated with the termination of certain aircraft and facility contracts, employee transfer and severance expenses and the write-off of leasehold improvements in Columbus, Ohio.

     In the first quarter of 2003, AWA recorded a $1.1 million reduction in special charges related to the earlier-than-planned return of certain leased aircraft in 2001 and 2002, as all payments related to these aircraft returns have been made.

     In April 2003, as part of a cost reduction program, AWA implemented a plan to reduce management, professional and administrative payroll costs which resulted in 179 fewer employees within these workgroups. As a result, AWA recorded a special charge of $2.3 million related to this reduction-in-force.

     In June 2003, AWA recorded an impairment loss of $2.6 million related to three owned Boeing 737-200 aircraft that were grounded and subsequently sold. In the third quarter of 2003, AWA recorded an additional $0.5 million of special charges associated with the elimination of our hub operations in Columbus, Ohio. These special charges were offset by a $0.5 million reduction in special charges related to the revision of estimated costs associated with the sale and leaseback of certain aircraft.

     In the first quarter of 2002, AWA recorded a special charge of $21.1 million, primarily related to the restructuring completed on January 18, 2002, resulting from the events of September 11, 2001. Components of the special charge are as follows:

Special Charges
(In thousands)
Fleet restructuring costs	$9,915
Losses on sale-leaseback transactions	6,328
Professional fees	4,745
Write-off of computer system and security equipment	3,411
Severance	656
Revision of estimate for second quarter 2001 special charge	(4,000)

Total	$21,055

     Of this amount, approximately $10.3 million, principally related to losses on sale-leaseback transactions, fleet restructuring costs, professional fees and severance was accrued.

     In the third quarter of 2002, AWA recorded a $2.0 million reduction in special charges due to a revision of the estimated costs related to the early termination of certain aircraft leases.

     In April 2001, AWA implemented a cost reduction plan to respond to a softening economy. The plan included a slowing of the Airline’s growth through the return of seven older 737-300 leased aircraft to the lessors in the second half of 2001 and January 2002 and significant reductions in overhead due in part to select reductions-in-force of management, administrative and clerical personnel, reducing headcount by 133. AWA recorded a charge of $35.7 million in the second quarter of 2001 related to the earlier-than-planned aircraft returns and reductions-in-force.

     In the fourth quarter of 2001, AWA recorded a special charge of $106.0 million related to the impairment of owned aircraft and engines and as a result of declines in market value resulting from the terrorist attacks of September 11, 2001 and their aftermath. Fair value for purposes of determining impairment was determined by independent appraisal and the impairment charge included an allocation of unamortized ERV at December 31, 2001 of approximately $64.1 million. Special charges for the year ended December 31, 2001 also include charges for the early termination of leases for one A320 and one 737-300 aircraft.

     The following table presents the payments and other settlements made during 2001, 2002 and 2003 and the remaining special charge accruals as of December 31, 2003.

					Contract
	Sale-	Fleet	Professional	Reductions-	Termination/
	Leaseback	Restructuring	Fees	in-force	Other Costs	Total
	(in thousands)
Balance at December 31, 2000	$—	$—	$—	$—	$—	$—
Special charges	—	140,516	—	1,149	—	141,665
Payments	—	(8,440)	—	(1,066)	—	(9,506)
Impairment loss	—	(115,290)	—	—	—	(115,290)

Balance at December 31, 2001	$—	$16,786	$—	$83	$—	$16,869

Special charges	6,328	10,582	1,489	631	—	19,030
Reclassification of aircraft rent due to restructuring	—	4,696	—	—	—	4,696
Payments	—	(14,516)	(1,489)	(714)	—	(16,719)
Issuance of convertible notes	—	(5,000)	—	—	—	(5,000)
Forfeiture of security deposits	—	(2,289)	—	—	—	(2,289)
Loss on sale-leasebacks	(3,852)	—	—	—	—	(3,852)
Reclassification of capitalized maintenance for parked aircraft	—	(902)	—	—	—	(902)
Revision of estimate	—	(6,000)	—	—	—	(6,000)

Balance at December 31, 2002	2,476	3,357	—	—	—	5,833

Special charges	(510)	1,545	—	2,701	10,634	14,370
Payments	—	(896)	—	(2,344)	(7,446)	(10,686)
Loss on sale-leasebacks	(1,361)	—	—	—	—	(1,361)
Write-off of leasehold improvements due to Columbus hub closure	—	—	—	—	(539)	(539)
Impairment loss	—	(2,617)	—	—	—	(2,617)

Balance at December 31, 2003	$605	$1,389	$—	$357	$2,649	$5,000

     AWA expects to make payments related to these special charges through the fourth quarter of 2005.

14. Nonoperating Income (Expenses) — Other, Net

     In April 2003, the Senate and House of Representatives of the United States of America passed, and the President signed, the Emergency Wartime Supplemental Appropriations Act to provide certain aviation-related assistance. $2.3 billion of the appropriation was for grants by the TSA to U.S. air carriers based on the proportional share each carrier had paid or collected as of the date of enactment of the legislation for passenger security and air carrier security fees. In May 2003, AWA received approximately $81.3 million representing its proportional share of passenger security and air carrier security fees paid or collected as of April 2003, which has been classified as “Federal Government Assistance” in the accompanying statements of operations. See Note 3, “Emergency Wartime Supplemental Appropriations Act.”

     In the fourth quarter of 2003, IAC/InterActiveCorp completed its acquisition of Hotwire.com, a discount travel website. Hotwire was founded by the Texas Pacific Group, American Airlines, Continental Airlines, Northwest Airlines, United Airlines, US Airways and AWA in October 2000. AWA had an ownership interest of approximately 1.5% in Hotwire.com with a carrying value of approximately $0.03 million. Upon closing of the transaction, AWA received cash of $9.8 million. Accordingly, AWA recognized a nonoperating gain of $9.8 million in the fourth quarter of 2003.

     In the fourth quarter of 2003, Holdings completed the sale of its 12% interest in National Leisure Group to PAR Capital. The investment in National Leisure Group was carried on the Company’s consolidated balance sheet at cost, which approximated $7.7 million. PAR Capital owned $10.45 million face value of the Company’s 10 3/4% senior unsecured notes. PAR Capital purchased the Company’s investment in National Leisure Group in exchange for the $10.45 million face value of the 10 3/4% notes plus $0.3 million in cash. This resulted in a $3.3 million nonoperating gain. See Note 5, “Financial Instruments and Risk Management — (a) Fair Value of Financial Instruments.”

     Under the airline compensation provisions of the Air Transportation Safety and System Stabilization Act (the “Act”), each air carrier was entitled to receive the lesser of: (i) its direct and incremental losses for the period September 11, 2001 to December 31, 2001 or (ii) its proportional available seat mile allocation (based on available seat miles for August 2001) of the $4.5 billion compensation available under the Act. In 2001, AWA received $98.2 million under the Act from the United States government and expected to receive, based on its losses and its share of available seat miles, at least an additional $10.0 million. In accordance with EITF Issue No. 01-10, “Accounting for the Impact of the Terrorist Attacks of September 11, 2001,” AWA recognized $108.2 million of federal government assistance in 2001 as nonoperating income because direct and incremental losses incurred during 2001 exceeded that amount. In July 2002, AWA received an additional $12.3 million under the Act. Accordingly, $10.0 million was credited against the receivable established in 2001 and $2.3 million was recognized as nonoperating income in the second quarter of 2002. In August 2002, AWA received an additional payment of $6.2 million under the Act, which was recognized as nonoperating income in the third quarter of 2002.

     In March 2002, AWA wrote down its investment in Aeroxchange, an e-commerce entity, which was carried at cost, to net realizable value recognizing a loss of $2.8 million.

     In September 2001, AWA completed the sale of two owned aircraft engines, with a combined net book value of $10.9 million, for approximately $10.0 million as part of a sale leaseback transaction, resulting in a $0.9 million pretax loss.

     In July 2001, AWA recognized a gain of approximately $1.1 million from the sale of 62,240 warrants to purchase common stock of Expedia.com.

15. Supplemental Information to Statements of Cash Flows

     Supplemental disclosure of cash flow information and non-cash investing and financing activities were as follows:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Non-cash transactions:
Reclassification of investments in debt securities to short-term investments	$29,058	$—	$—
Reclassification of advances to parent company, net	—	265,810	—
Issuance of convertible notes	—	67,902	—
Cancellation of convertible notes	(660)	(8,280)	—
Cancellation of 10.75% senior unsecured notes related to sale of NLG investment	(10,370)	—	—
Issuance of warrants	—	35,383	—
Exercise of warrants	(17)	—	—
Equipment acquired through capital leases	—	17,753	—
Equipment acquired with issuance of notes payable	—	64,163	—
Notes payable issued for equipment purchase deposits	5,250	10,500	10,500
Notes payable canceled under the aircraft purchase agreement	(7,000)	(10,500)	(38,500)
Payment in kind notes issued, net of returns	8,972	7,756	—
Cash transactions:
Interest paid, net of amounts capitalized	17,201	25,942	24,242
Income taxes paid (refunded)	(2,493)	(63,503)	(255)

16. Related Party Transactions

     As part of our reorganization in 1994, Continental Airlines and AWA entered into an alliance agreement which included code sharing arrangements, reciprocal frequent flyer programs and ground handling operations. In March 2002, AWA received notice from Continental of its intention to terminate the code sharing and frequent flyer agreements between the two airlines, effective April 26, 2002. Two of Continental’s directors are managing partners of Texas Pacific Group, which, through TPG Advisors, Inc., effectively controls the voting power of Holdings. AWA paid Continental approximately $17.3 million, $25.5 million and $30.1 million and also received approximately $5.0 million, $15.9 million and $22.0 million in 2003, 2002 and 2001, respectively, from Continental pursuant to these agreements.

17. Quarterly Financial Data (Unaudited)

     Summarized quarterly financial data for 2003 and 2002 follows (in thousands of dollars):

	1st Quarter		2nd Quarter		3rd Quarter	4th Quarter
2003
Operating revenues	523,064		575,600		592,132	563,022
Operating income (loss)	(45,120)		17,315		51,037	13,606
Nonoperating income (expenses), net	(15,899)		63,357		(17,217)	(5,679)
Income taxes	—		—		—	114
Net income (loss)	(61,019	)(1)	80,672	(2)	33,820	7,813	(3)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
2002
Operating revenues	$460,185		$544,041		$520,181		$522,157
Operating income (loss)	(82,473)		2,256		(39,341)		(37,314)
Nonoperating expenses, net	(16,865)		(14,297)		(9,435)		(14,552)
Income tax benefit	30,544		—		—		—
Loss before cumulative effect of change in accounting principle	(68,794	)(4)	(12,041	)(5)	(48,776	)(6)	(51,866	)(7)
Net loss	(277,017)		(12,041)		(48,776)		(51,866)

(1)	Includes a $4.4 million gain related to the purchase and subsequent exchange of an A320 airframe, a $1.1 million gain due to a revision of the estimated costs related to the early termination of certain aircraft leases and a $1.0 million charge resulting from the elimination of AWA’s hub operations in Columbus, Ohio.

(2)	Includes a gain of $81.3 million related to the reimbursement of security fees received from the federal government under the Emergency Wartime Supplemental Appropriations Act, $9.6 million of charges resulting from the elimination of AWA’s hub operations in Columbus, Ohio, a $1.9 million charge related to the reduction-in-force of certain management, professional and administrative employees and a $2.6 million charge related to the impairment of certain owned Boeing 737-200 aircraft that have been grounded.

(3)	Includes $19.7 million of charges related to the execution of a new labor agreement between AWA and ALPA, a $9.8 million gain on sale of an investment in Hotwire.com and a $2.8 million gain related to the settlement of disputed billings under the Company’s frequent flyer program.

(4)	Includes a $21.0 million charge primarily related to the restructuring completed on January 18, 2002, resulting from the events of September 11, 2001, and a charge of $2.8 million related to the write down to net realizable value of an investment in an e-commerce entity that was carried at cost.

(5)	Includes a $2.3 million gain related to additional federal grant proceeds received under the Air Transportation Safety and System Stabilization Act to offset losses resulting from the September 11, 2001 terrorist attacks.

(6)	Includes a $6.2 million gain related to additional federal grant proceeds received under the Air Transportation Safety and System Stabilization Act and a $2.0 million reduction in special charges due to a revision of the estimated costs related to the early termination of certain aircraft leases.

(7)	Includes a $4.8 million credit related to a change in the Company’s vacation policy for certain administrative employees.

18. Segment Disclosures

     AWA is one reportable operating segment. Accordingly, the segment reporting financial data required by SFAS No. 131 is included in the accompanying balance sheets and statements of operations.

Independent Registered Public Accounting Firm Report on Schedule

The Board of Directors and Stockholder
America West Airlines, Inc.:

The audit referred to in our report dated January 21, 2004, except as to Note 1 which is as of August 6, 2004, included the related financial statement schedule for the year ended December 31, 2003, included herein. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 1, America West Airlines, Inc.’s financial statements have been adjusted to give effect to the merger of America West Airlines, Inc. and The Leisure Company as if the merger had occurred on January 1, 2001. The merger has been accounted for as a reorganization of entities under common control as America West Airlines, Inc. and The Leisure Company were wholly owned subsidiaries of America West Holdings Corporation prior to the merger.

/s/ KPMG LLP
Phoenix, Arizona
January 21, 2004, except as to Note 1
which is as of August 6, 2004

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedule

To the Board of Directors
of America West Airlines, Inc.:

Our audits of the financial statements of America West Airlines, Inc. referred to in our report dated March 24, 2003, except for the effects of the reorganization transaction described in Note 1 as to which the date is August 2, 2004, appearing in this Current Report on Form 8-K also included an audit of the accompanying 2002 and 2001 financial statement schedule information. In our opinion, the 2002 and 2001 financial statement schedule information presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Phoenix, Arizona
March 24, 2003, except for the effects
of the reorganization transaction described
in Note 1 as to which the date is
August 2, 2004

AMERICA WEST AIRLINES, INC.
Schedule II-Valuation and Qualifying Accounts
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	Balance at			Balance
	Beginning			at End
Description	of Period	Additions	Deductions	of Period
Allowance for doubtful receivables:
Year ended December 31, 2003	$6,767	$1,450	$2,410	$5,807

Year ended December 31, 2002	$3,216	$6,755	$3,204	$6,767

Year ended December 31, 2001	$1,794	$9,110	$7,688	$3,216

Allowance for obsolescence:
Year ended December 31, 2003	$9,261	$3,450	$457	$12,254

Year ended December 31, 2002	$7,249	$3,029	$1,017	$9,261

Year ended December 31, 2001	$5,439	$2,478	$668	$7,249

Valuation allowance on deferred tax asset, net:
Year ended December 31, 2003	$78,602	$4,103	$21,635	$61,070

Year ended December 31, 2002	$34,140	$52,587	$8,125	$78,602

Year ended December 31, 2001	$27,128	$7,421	$409	$34,140

Leased aircraft return provision:
Year ended December 31, 2003	$22,441	$9,000	$4,569	$26,872

Year ended December 31, 2002	$11,277	$17,636	$6,472	$22,441

Year ended December 31, 2001	$12,590	$1,788	$3,101	$11,277

Note 1 — Amounts presented above reflect AWA’s financial information as if The Leisure Company (“TLC”) had been merged into AWA for all periods presented. See Item 5 “Results of Operations and Financial Condition”.